Exhibit 10.1
EXECUTION COPY
ASSET PURCHASE AGREEMENT
by and among
WELLS FARGO & COMPANY
ISLAND FINANCE PUERTO RICO, INC.
ISLAND FINANCE SALES FINANCE CORPORATION
and
SANTANDER BANCORP
and
SANTANDER FINANCIAL SERVICES, INC.
for the purchase and sale of certain assets of
Island Finance Puerto Rico, Inc. and Island Finance Sales Finance Corporation
Dated as of January 22, 2006

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER	31

5.1 Organization, Power, Etc.	31
5.2 Authority Relative to Agreement and Ancillary Agreements	31
5.3 Non-Contravention	31
5.4 Consents, Etc.	32
5.5 Brokers	32
5.6 Available Funds	32
5.7 Reserved	32
5.8 No Regulatory Impediment	32

ARTICLE VI COVENANTS AND AGREEMENTS	33

6.1 Conduct of Business	33
6.2 Access; Confidentiality	34
6.3 Best Efforts; Taking of Necessary Action	34
6.4 Purchase of Island Insurance	35
6.5 Insurance; Risk of Loss	35
6.6 Wells Fargo Name and Mark, Etc.	36
6.7 Assistance in Proceedings, Etc.	36
6.8 Supplements to Schedules	37
6.9 Public Announcements	37
6.10 Further Assurances	37
6.11 No Negotiation	38
6.12 Interim Financial Statements	38
6.13 Agreement Not to Compete	38
6.14 No Exchange of Customer Information	41
6.15 Agreements Not to Solicit Employees	41
6.16 Injunctive Relief	42
6.17 Confidentiality	42
6.18 Municipal License and Property Taxes	42
6.19 Special Tax Reimbursement	42
6.20 Treatment of Certain Records After the Closing	43
6.21 Payments on Excluded Receivables and Excluded Charge Off Accounts	43

ARTICLE VII EMPLOYEE MATTERS	44

7.1 Employees	44
7.2 Defined Benefit Pension Plan	45
7.3 Savings Plan	45
7.4 Employee Welfare Benefit Plans and Group Insurance Contracts	45
7.5 Severance; Reimbursement for Severance Payments	47
7.6 Reserved	47
7.7 Reserved	47
7.8 Accrued Vacation and Sick Leave	47
7.9 Benefit Program Participation	49
7.10 Information and Data Exchange	49
7.11 Indemnification	49

ARTICLE VIII CONDITIONS TO THE CLOSING	50

8.1 Conditions to the Obligations of Each Party	50
8.2 Additional Conditions to the Obligations of Purchaser	51
8.3 Additional Conditions to the Obligations of Wells Fargo and the Sellers	52

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	53

9.1 Termination	53
9.2 Effect of Termination	53

ARTICLE X INDEMNIFICATION BY WELLS FARGO	54

10.1 Indemnification	54
10.2 Indemnification Procedures, Etc.	54
10.3 Limitation on Liability	56
10.4 General	58

ARTICLE XI INDEMNIFICATION BY PURCHASER	58

11.1 Indemnification	58
11.2 Indemnification Procedures, Etc.	59
11.3 Limitation on Liability	60
11.4 General	61

ARTICLE XII GENERAL PROVISIONS	62

12.1 Survival; Agreed Disclaimer of Effect of Knowledge	62
12.2 Notices	63
12.3 Interpretation	64
12.4 Amendment and Modification; Waiver	64
12.5 Entire Agreement	64
12.6 Fees and Expenses	64
12.7 Disclosure Schedules	64
12.8 Third Party Beneficiaries	64
12.9 Assignment; Binding Effect	64
12.10 Governing Law	65
12.11 Counterparts	65

Annex 1.1	Excluded Charge Off Accounts
Annex 1.2	Excluded Receivables
Annex 1.3	Certain Material Contracts
Annex 1.4	Intellectual Property
Annex 2.1(b)(vii)	Excluded Facilities
Annex 2.1(b)(viii)	Excluded Contracts
Annex 2.1(b)(xviii)	Other Excluded Assets
Annex 2.1(c)(v)	Other Assumed Liabilities
Annex 6.13(d)	Non-Solicitation Procedures
Annex 6.15(a)	Senior Management
Annex 6.15(b)	Introduced Employees
Annex 7.1(b)	Excluded Employees
Annex 7.1(d)	Purchaser Employee Benefit Plans, Policies and Arrangements

Exhibit A	Form of Limited Power of Attorney
Exhibit B	Island Insurance Stock Purchase Agreement
Exhibit C	Subscriber Agreement
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Form of Lease Assignment and Assumption Agreement
Exhibit F	Transition Agreement
Exhibit G	Servicing Management Agreement
Exhibit H	Bill of Sale
Sellers Disclosure Schedule
Purchaser Disclosure Schedule

ASSET PURCHASE AGREEMENT
          ASSET PURCHASE AGREEMENT, dated as of January 22, 2006 (“Agreement”), by and among WELLS FARGO & COMPANY, a Delaware corporation (“Wells Fargo”), ISLAND FINANCE PUERTO RICO, INC., a Delaware corporation (“Island Finance PR”), ISLAND FINANCE SALES FINANCE CORPORATION, a Cayman Islands corporation (“Island Finance SFC,” and, together with Island Finance PR, the “Sellers”), and SANTANDER BANCORP, a Puerto Rico corporation (“Santander”), and its subsidiary SANTANDER FINANCIAL SERVICES, INC., a Puerto Rico corporation (“Santander Financial” and, together with Santander, “Purchaser”).
WITNESSETH:
          WHEREAS, the Sellers own certain assets related to the Puerto Rican Island Finance business of Wells Fargo and its Affiliates (the “Island Finance Business”), and the Sellers are the obligors under certain liabilities and obligations related to such Island Finance Business; and
          WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to sell, and Purchaser (through Santander Financial) desires to purchase, the assets referred to above, and Sellers desire to assign, and Purchaser desires to assume (through Santander Financial), the liabilities and obligations referred to above.
          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          The following capitalized terms when used in this Agreement shall have the following meanings:
     “Actual Loan Losses” has the meaning set forth in Section 2.7(e).
     “Affiliate” means any person or entity that controls, is controlled by or is under common control with another person or entity. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person or entity, whether through the ownership of voting securities, by contract, indenture or credit arrangement, as trustee or executor, or otherwise.
     “Aggregate Purchaser Damages” has the meaning set forth in Section 10.3(a).
     “Aggregate Seller Damages” has the meaning set forth in Section 11.3.

     “Agreement” has the meaning set forth in the introductory paragraph hereof.
     “Ancillary Agreements” means the Island Insurance Stock Purchase Agreement, the Subscriber Agreement, the Assignment and Assumption Agreement, the Lease Assignment and Assumption Agreements, the Bill of Sale, the Transition Agreement, the Servicing Management Agreement, and any other agreement executed and delivered by Purchaser, Wells Fargo or the Sellers pursuant to or contemporaneously with this Agreement.
     “Applicable Law” has the meaning set forth in Section 4.3.
     “Arrangements” means all “employee benefit plans” within the meaning of section 3(3) of ERISA and all other employee benefit plans, contracts, agreements, practices, policies, commitments or arrangements, whether or not subject to ERISA, written or oral, funded or unfunded, insured or self-insured, registered or unregistered, which Wells Fargo or either Seller, with respect to the Island Finance Business, maintains, contributes to, is a party to or otherwise has or could have any obligation or liability under, with respect to any current or former officer, consultant, director, Employee, including, without limitation, the following: all employment, severance, change-in-control and fringe benefit arrangements; all stock option, stock bonus, and stock purchase programs; all retirement, incentive, bonus, profit sharing, gain sharing, deferred compensation, retention bonus, or other similar arrangements; and all health, welfare, medical, dental, disability, life insurance and other similar plans, programs, arrangements, agreements or practices.
     “Assignment and Assumption Agreement” has the meaning set forth in Section 8.1(d).
     “Assumed Liabilities” has the meaning set forth in Section 2.1(c).
     “Assumed Liability Adjustment Amount” has the meaning set forth in Section 2.2(g).
     “Base Price” has the meaning set forth in Section 2.2(a).
     “Bill of Sale” has the meaning set forth in Section 8.2(h).
     “Business Day” means any day which is not a Saturday, Sunday or a day on which banks in New York City or Puerto Rico are authorized or obligated by law or executive order to be closed.
     “Cash Adjustment Amount” has the meaning set forth in Section 2.2(e).
     “Claim” or “Claims” have the meanings set forth in Section 7.11(a).

     “Claim Notice” has the meaning set forth in Section 10.2(a).
     “Closing” has the meaning set forth in Article III.
     “Closing Balance Sheet” has the meaning set forth in Section 2.3(a).
     “Closing Date” has the meaning set forth in Article III.
     “Closing Payment” has the meaning set forth in Section 2.1(e).
     “COBRA” has the meaning set forth in Section 7.4(g).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidential Memorandum” means the Confidential Memorandum, dated March 2005, provided to Purchaser by Wells Fargo.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated March 4, 2005, between Wells Fargo and Santander relating to, among other things, the confidentiality of certain information provided by or on behalf of Sellers to Purchaser with respect to, among other things, the Island Finance Business.
     “Consumer Finance Business” has the meaning set forth in Section 6.13(b).
     “Contract” means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, employment agreement, instrument, obligation or commitment to which either Seller is a party or is bound (or has otherwise acquired rights and duties thereunder) and which relates to the Island Finance Business.
     “Contract Files” means the Records relating to or evidencing a Contract maintained by Island Finance PR or Island Finance SFC as of the Closing Date.
     “Customer Information” has the meaning set forth in Section 6.14.
     “Damages” has the meaning set forth in Section 10.1.
     “December Balance Sheet” has the meaning set forth in Section 4.7(b).
     “Defined Benefit Pension Plan” has the meaning set forth in Section 7.2.
     “Disclosure Schedules” means the Purchaser Disclosure Schedule and the Sellers Disclosure Schedule.
     “Effective Benefits Date” has the meaning set forth in Section 7.1(b).

     “Effective Benefits Time” has the meaning set forth in Section 7.4(b).
     “18 Month Anniversary” has the meaning set forth in Section 2.7(e).
     “Eligible Receivables” has the meaning set forth in Section 2.7(e).
     “Employee” means (i) any full- or part-time employee of either Seller that is employed exclusively or primarily in the Island Finance Business as conducted as of the date hereof or (ii) any full- or part-time employee of Wells Fargo or any of its Affiliates that is dedicated exclusively to the Island Finance Business as conducted on the date hereof.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means, with respect to an entity, any other entity which is (or at the relevant time was) a member of a “controlled group of corporations” with, under common control with, or a member of an “affiliated service group” with, such entity, as defined in Section 414(b), (c), (m) or (o) of the Code.
     “Excess Eligible Receivable Losses” has the meaning set forth in Section 2.7(a).
     “Excluded Assets” has the meaning set forth in Section 2.1(b).
     “Excluded Charge Off Accounts” means the charged off accounts set forth in Annex 1.1, which shall be updated as of the Closing Date, and any and all rights in respect thereof (including, without limitation, rights to any payments received thereon). The Excluded Charge Off Accounts shall not be included in the Purchased Assets.
     “Excluded Liabilities” has the meaning set forth in Section 2.1(d).
     “Excluded Receivables” means those Receivables with respect to which the relevant Seller has determined that it would not proceed with a foreclosure, as listed on Annex 1.2, which shall be updated as of the end of the calendar month immediately preceding the Closing Date. The Excluded Receivables shall not be included in the Purchased Assets.
     “Exempt Transferred Employee” has the meaning set forth in Section 7.8(e).
     “Facilities” means all Leased Premises (including the Leases related thereto) and related facilities (and any improvements thereto) used by either Seller (or both Sellers) in the operation of the Island Finance Business, including the Tangible Personal Property used or operated by either Seller (or both Sellers) in the operation of the Island Finance Business.

     “15 Month Anniversary” has the meaning set forth in Section 2.7(e).
     “Financial Statements” has the meaning set forth in Section 4.7(b).
     “First Anniversary Date” has the meaning set forth in Section 10.3(a).
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” has the meaning set forth in Section 4.3.
     “Governmental Authorization” means any consent, approval, authorization, registration or permit or similar right issued, granted or given by any Governmental Authority or pursuant to any Applicable Law.
     “Incidental Consumer Finance Activities” has the meaning set forth in Section 6.13(d).
     “Indemnified Purchaser Entities” has the meaning set forth in Section 10.1.
     “Indemnified Seller Entities” has the meaning set forth in Section 11.1.
     “Independent Accountants” has the meaning set forth in Section 2.3(c).
     “Intellectual Property” means all of the following, to the extent they exist: (i) trademarks and service marks (registered and unregistered), trade dress, and trade names and all applications or registrations in any jurisdiction relating to the foregoing; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, formula methodology, processes, technology and computer programs, software and databases (including source code, object code, development documentation, programming tools, drawings, specifications and data) and all applications or registrations in any jurisdiction pertaining to any of the foregoing, including all re-issues, continuations, divisions, continuations-in-part, renewals or extensions thereof; (iii) all trade secrets, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, mask works or other works, and applications or registrations in any jurisdiction relating to the foregoing; (v) database rights; (vi) Internet websites, domain names and registrations or applications thereof; (vii) licenses, immunities, covenants not to sue and the like relating to any of the foregoing; (viii) books and records described or used in connection with any of the foregoing; and (ix) claims or causes of action arising out of or related to infringement or misappropriation of any of the foregoing.
     “Intellectual Property Licenses” has the meaning set forth in Section 4.21(a).
     “International Business” means the business conducted by Wells Fargo and/or its Affiliates in Mexico, Panama and the Lesser Antilles.

     “Introduced Employee” has the meaning set forth in Section 6.15(b).
     “IRS” means the Internal Revenue Service of the United States of America or any successor agency or authority.
     “Island Finance Business” has the meaning set forth in the preamble to this Agreement. The parties hereto expressly acknowledge and agree that the Island Finance Business does not include the business of the Reliable Entities or the International Business.
     “Island Finance PR” has the meaning set forth in the introductory paragraph hereof.
     “Island Finance Reports” has the meaning set forth in Section 4.7(a).
     “Island Finance SFC” has the meaning set forth in the introductory paragraph hereof.
     “Island Insurance” has the meaning set forth in Section 6.4.
     “Lease” has the meaning set forth in Section 4.14(a).
     “Lease Assignment and Assumption Agreements” has the meaning set forth in Section 8.1(e).
     “Leased Premises” has the meaning set forth in Section 4.14(a).
     “Legacy Real Estate Receivables” has the meaning set forth in Section 2.7(e).
     “Lesser Antilles” means, collectively, Anguilla, Saint Kitts and Nevis, Antigua and Barbuda, Monserrat, Guadeloupe, Dominica, Martinique, Saint Lucia, Barbados, Saint Vincent and the Grenadines, Grenada, Trinidad and Tobago, the islands off the coast of Venezuela, the Netherlands Antilles and Aruba, but excluding the United States Virgin Islands and the British Virgin Islands.
     “Liability” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person or entity, whether known or unknown, accrued or unaccrued, absolute or contingent, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and regardless of when or by whom asserted.
     “License” means all Governmental Authorizations of the Sellers necessary for the conduct of, or relating to the operation of, the Island Finance Business.
     “Lien” means any mortgage, pledge, lien, charge or other encumbrance.

     “Loss Reimbursement Threshold” has the meaning set forth in Section 2.7(a).
     “Material Adverse Effect” means any effect on the Island Finance Business (other than as a result of changes in prevailing interest rates, in general economic conditions affecting the industries in which the Island Finance Business operates (except to the extent the Island Finance Business is affected in a significantly disproportionate manner as compared to other companies in the same industry and geographical market (it being acknowledged that such geographical market is the Commonwealth of Puerto Rico)), or in law or applicable regulations or the official interpretations thereof or in GAAP) that is, either individually or in the aggregate, materially adverse to (i) the business, assets, operations, financial condition or results of operations of the Island Finance Business, or (ii) the ability of Wells Fargo or Sellers to perform its obligations under this Agreement and the Ancillary Agreements or to the ability of Wells Fargo or Sellers to consummate the transactions contemplated by this Agreement.
     “Material Contract” means (i) the Leases included in the Purchased Assets, (ii) the Contracts set forth in Annex 1.3, and (iii) each other contract, agreement, lease or commitment, whether written or oral, to which Wells Fargo or either Seller is a party and that is material to the operation of the Island Finance Business.
     “Maximum Reimbursement Amount” has the meaning set forth in Section 2.7(a).
     “Maximum Special Tax Reimbursement Amount” has the meaning set forth in Section 6.19(a).
     “Net Receivables” has the meaning set forth in Section 2.2(c).
     “Noncompete Term” has the meaning set forth in Section 6.13(a).
     “Non-Exempt Transferred Employee” has the meaning set forth in Section 7.8(e).
     “Ordinary Course of Business” means an action taken by a Seller that (i) is consistent in nature, scope and magnitude with the past practices of the Island Finance Business and is taken in the ordinary course of the normal, day-to-day operations of the Island Finance Business; (ii) does not require specific authorization by the board of directors or shareholders of such Seller; and (iii) is not in knowing or material violation of Applicable Law.
     “Personal Loan with a Mortgage Guaranty” has the meaning set forth in Section 6.13(b).
     “Prepaid Asset Adjustment Amount” has the meaning set forth in Section 2.2(f).
     “Proceeding” means any action, arbitration, audit, hearing, litigation, investigation or suit (whether civil, criminal, administrative, judicial or investigative)

commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, court or arbitrator.
     “Purchase Price” has the meaning set forth in Section 2.2(a).
     “Purchase Money Secured Loan” has the meaning set forth in Section 6.13(b).
     “Purchased Assets” means substantially all of the assets of the Sellers relating to the Island Finance Business, including the following (but excluding the Excluded Assets):
(i) all Facilities (including the Leases related thereto) except the Facilities set forth on Annex 2.1(b)(vii);
(ii) all Receivables (other than Excluded Receivables or Excluded Charge Off Accounts);
(iii) all Contracts and related Contract Files except (i) the Contracts set forth on Annex 2.1(b)(viii) and related Contract Files and (ii) the Contracts and related Contract Files for the Excluded Receivables and the Excluded Charge Off Accounts;
(iv) all Licenses or renewals thereof, in each case to the extent transferable by the applicable Seller to Purchaser;
(v) copies of all data and Records related to and used exclusively or primarily in the operation of the Island Finance Business (other than customer specific data and Records relating to names, addresses and social security numbers of obligors on the Excluded Receivables and the Excluded Charge Off Accounts), including lists and Records pertaining to current and former clients and customers (such as credit scores and analysis, loss history, related write-offs, and similar data and Records), current and historical operational data and Records, current and historical financial data and Records, operating guides and manuals, advertising materials, sales and promotional materials, studies, reports, correspondence and similar documents and Records and, subject to Applicable Law, copies of personnel Records;
(vi) all Intellectual Property used exclusively in the operation of the Island Finance Business, to the extent transferable by the applicable Seller to Purchaser, including but not limited to: (A) behavioral and applications scoring models, and (B) all trademarks and service marks (registered and unregistered), trade dress, and trade names (including the name “Island Finance” and any similar names) used by the Sellers in Puerto Rico (other than any such trademarks, service marks, trade dress and trade names containing the designation “Wells Fargo” or “Reliable” or indicating any affiliation with “Wells Fargo” or “Reliable”), and all applications or registrations in Puerto Rico and the United States pertaining to the foregoing, which Intellectual Property is listed in Annex 1.4; provided, that nothing herein shall be deemed to (x) permit Purchaser or its Affiliates to use any such trademarks, service marks, trade dress and trade names in the Lesser Antilles, or (y) prohibit or restrict Wells Fargo or its Affiliates from (1) using any such trademarks, service marks, trade dress and trade names in the Lesser Antilles or (2) using trademarks, service marks, trade dress and trade names containing the designation, or otherwise associated with, “Credito Progreso” in Mexico;
(vii) except as set forth in Section 2.1(b)(xii), all rights of the Sellers relating to deposit payments and prepaid expenses in connection with the Island Finance Business, and claims for refunds and rights to offsets in respect thereof;
(viii) all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities prior to the Closing Date, unless expended in accordance with this Agreement; and
(ix) all Customer Information (other than customer specific data and Records relating to names, addresses and social security numbers of obligors on the Excluded Receivables and the Excluded Charge Off Accounts); and
(x) all cash and cash equivalents.
     “Purchaser” has the meaning set forth in the introductory paragraph hereof.
     “Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Sellers at the time of execution hereof.
     “Purchaser First Anniversary Payment Amount” has the meaning set forth in Section 11.3.
     “Receivables” means all loans, sale contracts, credit agreements, invoices and other obligations or rights to payments of the Island Finance Business owned by either Seller and the full benefit of all security for such receivables or rights to payments, including any claim, remedy or other right related to any of the foregoing.
     “Receivables Adjustment Amount” has the meaning set forth in Section 2.2(b).
     “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
     “Recoveries” has the meaning set forth in Section 2.7(e).
     “Reliable Entities” has the meaning set forth in Section 2.1(b).
     “Santander” has the meaning set forth in the introductory paragraph hereof.

     “Santander Financial” has the meaning set forth in the introductory paragraph hereof.
     “Savings Plan” has the meaning set forth in Section 7.3.
     “Secondary Maximum Amount” has the meaning set forth in Section 2.7(a).
     “Seller First Anniversary Payment Amount” has the meaning set forth in Section 10.3(a).
     “Sellers” has the meaning set forth in the introductory paragraph hereof.
     “Sellers Disclosure Schedule” means the disclosure schedule delivered by Wells Fargo to Purchaser at the time of execution hereof.
     “Senior Management” has the meaning set forth in Section 6.15(a).
     “Servicing Management Agreement” has the meaning set forth in Section 8.1(g).
     “Severance Reimbursement Notice” has the meaning set forth in Section 7.5(c).
     “Special 2006 Income Taxes” has the meaning set forth in Section 6.19(a).
     “Special Tax Notice” has the meaning set forth in Section 6.19(b).
     “Subscriber Agreement” has the meaning set forth in Section 8.1(c).
     “Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials and other items of tangible personal property of every kind owned or leased by either Seller (wherever located and whether or not carried on Sellers’ books) exclusively or primarily for use in the operation of the Island Finance Business, together with any express or implied warranty (to the extent such warranty is transferable) by manufacturers or sellers or lessors of any item or component part thereof and all maintenance records or other documents relating thereto.
     “Tangible Property Adjustment Amount” has the meaning set forth in Section 2.2(d).
     “Tax Returns” means all returns, declarations, reports, estimates, information returns, statements and other documents required to be filed in respect of Taxes, and “Tax Return” means any of the foregoing Tax Returns.
     “Taxes” means any and all federal, state, Commonwealth of Puerto Rico, county, provincial, local, municipal, foreign and other taxes, levies or other assessments, including without limitation all net income, gross income, gross receipts, premium, estimated, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, social security, disability, excise, severance, stamp, occupation, customs, duties, or guaranty fund assessments, whether disputed or not, together with any interest, surcharges, additions to tax or interest, and penalties with respect thereto imposed by any taxing authority or Governmental Authority upon the Island Finance Business.
     “Temporary Leave” has the meaning set forth in Section 7.1(a).
     “Third Party Consents” has the meaning set forth in Section 4.4(b).
     “Threshold Amount” has the meaning set forth in Section 10.3(a).
     “Transferred Employees” has the meaning set forth in Section 7.1(b).
     “Transition Agreement” has the meaning set forth in Section 8.1(f).
     “Wells Fargo” has the meaning set forth in the introductory paragraph hereof.
ARTICLE II
PURCHASE AND DELIVERY OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED LIABILITIES
          2.1 Delivery of Assets; Assumption of Assumed Liabilities; Closing Payment.
          (a) On the terms and subject to the conditions of this Agreement, the Sellers shall, at the Closing on the Closing Date, sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Sellers, free and clear of all Liens (other than Liens created or incurred by Purchaser or any of its Affiliates or Liens with respect to Leased Premises or personal property of the type specifically excepted in Section 4.14 hereof), all right, title and interest of the Sellers in and to the Purchased Assets.
          (b) Notwithstanding anything to the contrary contained in Section 2.1(a) or elsewhere in this Agreement, the following assets of the Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Island Finance PR and Island Finance SFC, as the case may be, after the Closing:
     (i) all stock and other securities of, all ownership, partnership, beneficiary and other interests (direct or indirect) in, and all rights with respect to Reliable Finance Holding Company, LLC, Reliable Finance Holding Company (partnership), Reliable Financial Services, Inc. (including Reliable Financial Services, Inc. doing business as (d/b/a) Reliable Mortgage), Reliable Insurance Services Corp., and Island Finance Sales Finance Trust (collectively, the “Reliable Entities”), and all assets and rights of any kind, character or description of the Reliable Entities;

     (ii) all intercompany receivables (including without limitation all intercompany notes or other indebtedness) representing amounts due or owing to a Seller from Wells Fargo or any Affiliate of Wells Fargo (including, without limitation, the Sellers);
     (iii) all short-term investments;
     (iv) all minute books, stock Records and corporate seals;
     (v) any shares of capital stock of either Seller held in treasury;
     (vi) all insurance policies and rights thereunder (except to the extent specified in the definition of Purchased Assets);
     (vii) all of the Facilities (and the Leases related thereto) set forth in Annex 2.1(b)(vii);
     (viii) all of the Contracts set forth in Annex 2.1(b)(viii) and related Contract Files, all of the Contracts and related Contract Files for the Excluded Receivables and the Excluded Charge Off Accounts, and all customer specific data and Records relating the Excluded Receivables and the Excluded Charge Off Accounts;
     (ix) except as contemplated by Section 7.3, all rights in connection with and assets of pension plans and other Arrangements (including without limitation rights in connection with and assets of the Defined Benefit Pension Plan and the Savings Plan);
     (x) any Intellectual Property that is not used exclusively in the operation of the Island Finance Business or listed in Annex 1.4;
     (xi) all personnel Records and other Records that either Seller is required by Applicable Law to retain in their possession; provided, however, that, subject to any required consent of any Employee or other person or entity, to the extent necessary to the operation of the Island Finance Business and to the fullest extent permitted by Applicable Law, the Sellers shall provide copies of such Records to Purchaser at the Closing;
     (xii) all claims for refunds of Taxes and other governmental charges of whatever nature;
     (xiii) all rights to or in any judgment, order, injunction, decree, ruling or award of any court, arbitrator or Governmental Authority entered or obtained prior to the Closing Date;

     (xiv) all Licenses that are not transferable to Purchaser under Applicable Law;
     (xv) all Records and other information relating to, and all other assets of, the International Business;
     (xvi) all rights under this Agreement and any of the Ancillary Agreements;
     (xvii) the Excluded Receivables and the Excluded Charge Off Accounts; and
     (xviii) the property and assets set forth in Annex 2.1(b)(xviii).
          (c) On the terms and subject to the conditions of this Agreement, Purchaser shall, at the Closing on the Closing Date, assume and agree to discharge only the following liabilities of the Sellers (collectively, the “Assumed Liabilities”):
     (i) any trade account payable incurred by either Seller in the Ordinary Course of Business between the date of the December Balance Sheet and the Closing Date that remains unpaid as of the Closing Date;
     (ii) any Liability to the customers of either Seller incurred in the Ordinary Course of Business reflected on the December Balance Sheet and outstanding as of the Closing Date (other than any Liability arising out of or relating to an act or omission by the Sellers or their Affiliates that occurred on or prior to the Closing Date);
     (iii) any Liability arising on or after the Closing Date under the Leases and Contracts assigned pursuant to this Agreement (other than any Liability under such Contracts arising out of or relating to a breach by the Sellers or their Affiliates that occurred prior to the Closing Date);
     (iv) any Liability arising under any Contract included in the Purchased Assets that is entered into by either Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability under such Contracts arising or relating to a breach by the Sellers or their Affiliates that occurred prior to the Closing Date);
     (v) any other Liability described on Annex 2.1(c)(v); and
     (vi) any Liability arising with respect to the Purchased Assets on or after the Closing Date (other than any Liability related to the Purchased Assets arising out of or relating to an act or omission the Sellers or their Affiliates that occurred on or prior to the Closing Date).

          (d) Notwithstanding Section 2.1(c) or any other provision of this Agreement to the contrary, all Liabilities of the Sellers (other than the Assumed Liabilities) shall remain the Liabilities of the Sellers and shall not be assumed by Purchaser pursuant hereto (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:
     (i) any Liability of the Reliable Entities;
     (ii) any Liability for Taxes arising as a result of the operation of the Island Finance Business or ownership of the Purchased Assets prior to the Closing Date, including any deferred Taxes of any nature or any Liability for Taxes that will arise as a result of the consummation of the transactions contemplated by this Agreement;
     (iii) any Liability under any Contract not assumed by Purchaser under Section 2.1(c);
     (iv) any Liability under any Contract assumed by Purchaser that arises out of or relates to any breach by either Seller that occurred prior to the Closing Date;
     (v) any Liability under any of the Arrangements or any Liability arising prior to the Effective Benefits Time relating to payroll, bonus, incentives (including sales commissions), vacation (subject to Section 7.8), sick leave (subject to Section 7.8), workers’ compensation, unemployment benefits, statutory licenses, working hours, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind applicable to the Employees or former Employees;
     (vi) any Liability under any employment, severance, retention or termination agreement with any Employees or former Employees;
     (vii) any Liability arising out of or relating to any grievance of any Employee or former Employee relating to events that occurred prior to the Closing Date;
     (viii) any Liability to indemnify, reimburse or advance amounts to any officer, director, Employee or agent of either Seller arising out of or relating to events occurring prior to the Closing Date;
     (ix) any Liability arising out of any Proceeding relating to the Island Finance Business that was pending prior to the Closing Date;

     (x) any Liability arising out of any Proceeding relating to the Island Finance Business commenced on or after the Closing Date and arising out of or relating to any events occurring prior to the Closing Date;
     (xi) any Liability arising out of or resulting from either Seller’s compliance or non-compliance with any Applicable Law or judgment, order, injunction, decree, ruling or award of any court or Governmental Authority;
     (xii) any Liability of either Seller arising out of or resulting from the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (including any Liability (except for Assumed Liabilities) of a Seller that becomes a Liability of Purchaser under any bulk sales or transfer law or under any common law doctrine of successor liability);
     (xiii) any Liability of either Seller based upon its acts and omissions occurring after the Closing Date;
     (xiv) any Liability to the customers of either Seller incurred in the Ordinary Course of Business not reflected in the December Balance Sheet and outstanding as of the Closing Date or otherwise arising out of or relating to an act or omission of the Sellers or their Affiliates that occurred prior to the Closing Date; and
     (xv) any Liability of either Seller not related to the Purchased Assets or the Island Finance Business.
     (e) On the terms and subject to the conditions of this Agreement, and against delivery of the Purchased Assets, Purchaser shall (i) pay, at the Closing on the Closing Date, by wire transfer of U.S. Dollars in immediately available funds to such accounts of Sellers as Wells Fargo shall designate in writing to Purchaser, not less than one Business Day prior to the Closing Date, an estimate of the Purchase Price based upon a balance sheet of the Island Finance Business as of the most recent calendar month end delivered by Wells Fargo to Purchaser and calculated in a manner consistent with Section 2.2 (the “Closing Payment”), and (ii) on and as of the opening of business on the Closing Date, assume and agree to perform, pay and discharge when due, the Assumed Liabilities.
     2.2 Purchase Price.
     (a) In consideration for the Purchased Assets, Purchaser shall pay a purchase price (the “Purchase Price”) equal to Seven Hundred Million United States Dollars (US$700,000,000.00) (the “Base Price”), (i) plus or minus the Receivables Adjustment Amount, (ii) plus or minus the Tangible Property Adjustment Amount, (iii) plus or minus the Cash Adjustment Amount, (iv) plus or minus the Prepaid Asset Adjustment Amount, and (v) plus or minus the Assumed Liability Adjustment Amount.

     (b) The term “Receivables Adjustment Amount” shall mean the amount, expressed in United States Dollars, by which the Net Receivables are less than or exceed Five Hundred Sixty Million United States Dollars (US$560,000,000.00). If the Net Receivables are less than Five Hundred Sixty Million United States Dollars (US$560,000,000.00), the Receivables Adjustment Amount shall be subtracted from the Base Price. If the Net Receivables exceed Five Hundred Sixty Million United States Dollars (US$560,000,000.00), the Receivables Adjustment Amount shall be added to the Base Price.
     (c) The term “Net Receivables” shall mean the amount, expressed in United States Dollars, determined by subtracting (i) Thirty Four Million United States Dollars (US$34,000,000.00) (the assumed and stipulated allowance for loan losses relating to the Receivables as of the Closing Date) from (ii) the amount of the Receivables (excluding the Excluded Receivables) as of the Closing Date.
     (d) The term “Tangible Property Adjustment Amount” shall mean the amount, expressed in United States Dollars, by which the book value as of the Closing Date of the Tangible Personal Property included in the Purchased Assets is less than or exceeds Three Million One Hundred Thousand United States Dollars (US$3,100,000.00); provided, however, that if the book value of such Tangible Personal Property as of the Closing Date exceeds Three Million Six Hundred Thousand United States Dollars (US$3,600,000.00), then it shall be deemed for purposes of this Section 2.2 to equal Three Million Six Hundred Thousand United States Dollars (US$3,600,000.00). If the book value of such Tangible Personal Property as of the Closing Date is less than Three Million One Hundred Thousand United States Dollars (US$3,100,000.00), the Tangible Property Adjustment Amount shall be subtracted from the Base Price. If the book value of such Tangible Personal Property as of the Closing Date exceeds Three Million One Hundred Thousand United States Dollars (US$3,100,000.00), the Tangible Property Adjustment Amount shall be added to the Base Price.
     (e) The term “Cash Adjustment Amount” shall mean the amount, expressed in United States Dollars, by which the amount of cash and cash equivalents included in the Purchased Assets is less than or exceeds Two Million Seven Hundred Thousand United States Dollars (US$2,700,000.00). If the amount of such cash and cash equivalents is less than Two Million Seven Hundred Thousand United States Dollars (US$2,700,000.00), the Cash Adjustment Amount shall be subtracted from the Base Price. If the amount of such cash and cash equivalents exceeds Two Million Seven Hundred Thousand United States Dollars (US$2,700,000.00), the Cash Adjustment Amount shall be added to the Base Price.
     (f) The term “Prepaid Asset Adjustment Amount” shall mean the amount, expressed in United States Dollars, by which the book value as of the Closing Date of the prepaid expenses and deposit payments included in the Purchased Assets pursuant to clause (vii) of the definition thereof is less than or exceeds Two Million Two Hundred Thousand United States Dollars (US$2,200,000.00). If the book value of such prepaid expenses and deposit payments as of the Closing Date is less than Two Million Two Hundred Thousand United States Dollars (US$2,200,000.00), the Prepaid Asset Adjustment Amount shall be subtracted from the Base Price. If the book value of such prepaid expenses and deposit payments as of the Closing

Date exceeds Two Million Two Hundred Thousand United States Dollars (US$2,200,000.00), the Prepaid Asset Adjustment Amount shall be added to the Base Price.
     (g) The term “Assumed Liability Adjustment Amount” shall mean the amount, expressed in United States Dollars, by which the sum of (i) the trade account payables included in the Assumed Liabilities pursuant to Section 2.1(c)(i), and (ii) the other Liabilities described on Annex 2.1(c)(v) and included in the Assumed Liabilities pursuant to Section 2.1(c)(v), is less than or exceeds Five Million United States Dollars (US$5,000,000.00). If such sum exceeds Five Million United States Dollars (US$5,000,000.00), the Assumed Liability Adjustment Amount shall be subtracted from the Base Price. If such sum is less than Five Million United States Dollars (US$5,000,000.00), the Assumed Liability Adjustment Amount shall be added to the Base Price.
     2.3 Determination of Purchase Price. The Purchase Price shall be determined following the Closing Date as follows:
     (a) As soon as practicable after the Closing Date, but in no event more than thirty (30) days after the Closing Date, Wells Fargo shall deliver to Purchaser a balance sheet of the Island Finance Business as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall present fairly in all material respects the financial position of the Island Finance Business in conformity with GAAP applied on a basis consistent with the December Balance Sheet. During the preparation of the Closing Balance Sheet and through the date of the final determination of the Purchase Price pursuant to Section 2.3(b) or (c), Purchaser shall cooperate fully with Wells Fargo in the preparation of the Closing Balance Sheet.
     (b) Purchaser may dispute any item reflected on the Closing Balance Sheet that impacts the calculation of the Purchase Price by notifying Wells Fargo in writing within thirty (30) days after the date on which Purchaser has received the Closing Balance Sheet. If Purchaser does not so notify Wells Fargo within such period, the Closing Balance Sheet shall be final, binding and conclusive on the parties for purposes of calculating the Purchase Price. If Purchaser does so notify Wells Fargo, Purchaser and Wells Fargo shall attempt to reconcile their differences, and any written resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties.
     (c) If Purchaser and Wells Fargo are unable to reach a resolution with respect to all of the items specified in the notice referred to in Section 2.3(b) within thirty (30) days after the date of receipt by Wells Fargo of such notice, then either Purchaser or Wells Fargo may submit the items remaining in dispute for resolution to a nationally recognized accounting firm mutually acceptable to Purchaser and Wells Fargo (the “Independent Accountants”), which shall, within thirty (30) days after such submission or such longer period as the Independent Accountants may require, determine and report to Wells Fargo and Purchaser upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto; provided, however, that if the aggregate amount in dispute is less than the Independent Accountants’ estimate of the amount of their fees and disbursements in connection with the resolution of such dispute, then such dispute shall not be submitted to the Independent Accountants and the Purchase Price shall be conclusively deemed to equal the quotient of (x) the sum of (i) the Purchase Price proposed by Wells Fargo and (ii) the Purchase Price proposed by Purchaser, divided by (y) two (2). The fees and disbursements of the Independent Accountants shall be borne by each of Purchaser and Wells Fargo, respectively, in accordance with the proportions derived from the following formula:
Purchase Price Submitted – Purchase Price Determined by Independent Accountants
     Purchase Price Submitted – Purchase Price Submitted by Other Party
By way of illustration, if Wells Fargo submits to the Independent Accountants that the Purchase Price should equal US$700 million, Purchaser submits that the Purchase Price should equal US$680 million, and the Independent Accountants determine that the Purchase Price equals US$693 million, then Wells Fargo would bear 35% and Purchaser would bear 65% of the fees and disbursements of the Independent Accountants.
     2.4 Settlement of Purchase Price. If the Purchase Price as finally determined pursuant to Section 2.3(b) or (c) exceeds the Closing Payment, Purchaser shall, within five (5) Business Days after such final determination, pay such excess to the Seller(s) designated by Wells Fargo. If the Purchase Price as finally determined pursuant to Section 2.3(b) or (c) is less than the Closing Payment, Wells Fargo shall, within five (5) Business Days after such final determination, pay such difference to Purchaser. The party making such payment shall pay interest thereon to the other party for the period from the Closing Date to the date of payment at the annual rate announced from time to time as the rate charged to a member bank by the Federal Reserve on overnight loans. Payment of such excess (or difference) and interest thereon shall be made by wire transfer in immediately available funds to the account or accounts as Wells Fargo or Purchaser, as the case may be, shall designate in writing to the other.
     2.5 Contracts Not Transferable. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be deemed to constitute a transfer or assignment of (or agreement to transfer or assign) any Contract if a transfer or assignment (or attempted transfer or assignment), without the consent or waiver of any person or entity, would constitute a breach thereof or in any way adversely affect the rights of Purchaser or either Seller thereunder. The Sellers and Purchaser shall use their respective best efforts to obtain any consent or waiver required to assign to Purchaser all rights, benefits and interests under each Contract being assumed by Purchaser (or make available to Purchaser the practical benefit thereof) in a manner to permit the Island Finance Business to be conducted in all material respects as currently conducted following the Closing Date.
     2.6 Limited Power of Attorney. Contingent upon and effective as of the Closing, the Sellers appoint Purchaser, its agents, employees, successors and assigns, as their attorney-in-fact, which such appointment is coupled with an interest, with full power of revocation and substitution by Purchaser, in the name and stead of each Seller, but on behalf of Purchaser or its assignees, to do any of the following with respect to the Receivables included in the Purchased Assets: (a) receive, endorse and collect all payments, checks, money orders, drafts or other instruments or documents made payable to or owed to either Seller in connection with such Receivables; (b) execute on behalf of either Seller, or enforce, release, modify and transfer the rights, privileges and interests (including security interests and real estate mortgages) of either Seller with respect to such Receivables, including any claims thereunder and certificates of title or other title documents or security documents; (c) enforce and exercise any rights and remedies of either Seller with respect to such Receivables; and (d) demand, collect and receive any and all such Receivables. On the Closing Date and from time-to-time thereafter, the Sellers will execute such limited powers of attorney in the form attached hereto as Exhibit A as Purchaser may reasonably request in order to more effectively effectuate any of the foregoing.
     2.7 Excess Loan Loss Adjustment
     (a) In the event that the aggregate amount of Actual Loan Losses incurred by Purchaser, net of Recoveries, exceed Thirty-Four Million United States Dollars (US$34,000,000.00) (the “Loss Reimbursement Threshold”) prior to the 15 Month Anniversary, Wells Fargo shall reimburse (or shall cause its Affiliates to reimburse) Purchaser for the amount of subsequent Actual Loan Losses in respect of Eligible Receivables, net of Recoveries (such subsequent Actual Loan Losses in respect of Eligible Receivables, net of Recoveries, hereinafter “Excess Eligible Receivable Losses”) up to the amount of Twenty-One Million United States Dollars (US$21,000,000.00) (the “Maximum Reimbursement Amount”) for Excess Eligible Receivable Losses occurring on or prior to the 15 Month Anniversary; provided, however, that in the event that the amount of Excess Eligible Receivable Losses has not reached the Maximum Reimbursement Amount by the 15 Month Anniversary, then Wells Fargo shall further reimburse (or shall cause its Affiliates to further reimburse) Purchaser for any Excess Eligible Receivable Losses that occur after the 15 Month Anniversary but prior to the 18 Month Anniversary, up to the amount of Seven Million United States Dollars (US$7,000,000.00) (the “Secondary Maximum Amount”), but in no event will the aggregate amount of Excess Eligible Receivable Losses for which Wells Fargo or its Affiliates are required to reimburse Purchaser exceed the Maximum Reimbursement Amount. Notwithstanding the foregoing, Wells Fargo and its Affiliates shall have no obligation to reimburse Purchaser for any Excess Eligible Receivable Losses incurred after the date on which the Servicing Management Agreement is terminated pursuant to the terms thereof.
     (b) Reimbursement payments required pursuant to Section 2.7(a) shall be made on a monthly basis within fifteen (15) days following the end of each applicable calendar month, beginning after the calendar month end at which the aggregate amount of Actual Loan Losses, net of Recoveries, first exceed the Loss Reimbursement Threshold. Monthly reimbursement payments pursuant to Section 2.7 shall cease upon the earliest to occur of (i) the reimbursement payment that reaches either the Maximum Reimbursement Amount or the Secondary Maximum Amount, (ii) the reimbursement payment, if any, following the calendar month in which the Servicing Management Agreement is terminated pursuant to the terms thereof, or (iii) the reimbursement payment, if any, following the calendar month in which the 18 Month Anniversary occurs. The amount of each monthly reimbursement payment shall be equal to the aggregate amount of Excess Eligible Receivable Losses during such month (or, alternatively, as applicable, during the portion of such month that precedes (x) the date on which the Servicing Management Agreement is terminated pursuant to the terms thereof or (y) the 18 Month Anniversary); provided, however, that (A) any monthly reimbursement payment that would cause the aggregate sum (including such payment) of all reimbursement payments pursuant to this Section 2.7 to exceed the Maximum Reimbursement Amount shall be reduced such that the aggregate sum (including such payment) of all reimbursement payments pursuant to this Section 2.7 shall equal the Maximum Reimbursement Amount, and (B) any monthly reimbursement payment that would cause the aggregate sum (including such payment) of all reimbursement payments pursuant to this Section 2.7 related to Excess Eligible Receivable Losses incurred after the 15 Month Anniversary to exceed the Secondary Maximum Amount shall be reduced such that the aggregate sum (including such payment) of all reimbursement payments pursuant to this Section 2.7 related to Excess Eligible Receivable Losses incurred after the 15 Month Anniversary shall equal the Secondary Maximum Amount.
     (c) Reserved.
     (d) Until the expiration of Wells Fargo’s reimbursement obligation pursuant to this Section 2.7, Purchaser agrees to provide Wells Fargo (or such Affiliate as Wells Fargo directs), no less than monthly, a list and description of all Receivables included in the Purchased Assets that are charged off after the Closing Date and a list of all Recoveries.
     (e) For purposes of this Agreement:
     (i) “Actual Loan Losses” shall mean: (A) with respect to Eligible Receivables, losses incurred after the Closing Date when Eligible Receivables are charged off as a result of (1) being more than one hundred eighty (180) days past due or (2) the obligor(s) declaring bankruptcy; and (B) with respect to Legacy Real Estate Receivables, losses incurred after the Closing Date when Legacy Real Estate Receivables are either charged off or written down to a reduced collectable value in accordance with the policies set forth in Annex 1 to Exhibit B to the Servicing Management Agreement. For purposes hereof: (x) a delinquent Eligible Receivable is charged off as of the end of the month in which such Eligible Receivable becomes more than one hundred eighty (180 days) past due; and (y) an Eligible Receivable with respect to which the obligor(s) declare(s) bankruptcy is charged off in the first week of the month following the month in which the obligor(s) file(s) for bankruptcy. No change in charge off policies or write down policies after the date of this Agreement, whether as a result of changes in (or in interpretations of) GAAP or otherwise, shall affect the manner in which Actual Loan Losses are computed for purposes of this Agreement.
     (ii) “Eligible Receivables” shall mean all Receivables included in the Purchased Assets other than: (A) Receivables that are secured by real estate; (B) Receivables that have been increased, rewritten, modified or amended after the Closing (other than modifications or amendments made in connection with payment plans entered (1) for the purpose of enhancing the collectability of a Receivable and (2) in accordance with the collection policies and procedures of the Island Finance Business in place immediately prior to the Closing, as may be modified pursuant to the Servicing Management Agreement); and (C) Receivables with respect to which Purchaser has made an independent decision to extend further credit to an obligor thereon after the Closing (whether such further credit is extended pursuant to a separate transaction or otherwise).
     (iii) “18 Month Anniversary” shall mean the date that is eighteen (18) months after the Closing Date.
     (iv) “15 Month Anniversary” shall mean the date that is fifteen (15) months after the Closing Date.
     (v) “Legacy Real Estate Receivables” means all Receivables included in the Purchased Assets that are secured by real estate other than: (A) Receivables secured by real estate that have been increased, rewritten, modified or amended after the Closing (other than modifications or amendments made in connection with payment plans entered (1) for the purpose of enhancing the collectability of such a Receivable and (2) in accordance with the collection policies and procedures of the Island Finance Business in place immediately prior to the Closing, as may be modified pursuant to the Servicing Management Agreement); and (B) Receivables secured by real estate with respect to which Purchaser has made an independent decision to extend further credit to an obligor thereon after the Closing (whether such further credit is extended pursuant to a separate transaction or otherwise).
     (vi) “Recoveries” mean any and all post-charge off or post-write down recoveries on the Receivables included in the Purchased Assets realized after the Closing Date through the 18 Month Anniversary.
ARTICLE III
CLOSING DATE
          Unless this Agreement shall have been terminated and the transactions herein abandoned pursuant to Section 9.1, subject to the provisions of Article VIII, the closing of the purchase and sale of the Purchased Assets (the “Closing”), and the assumption by Purchaser of the Assumed Liabilities, provided for in Article II shall take place at the offices of Banco Santander Central Hispano, S.A. (New York Branch) located at 45 East 53rd Street, 8th Floor, New York City, New York, at 10:00 a.m., Eastern time, on the later of (i) February 28, 2006, and (ii) the last Business Day of the calendar month in which the conditions set forth in Article VIII have been satisfied or waived (unless the parties agree that Closing on such date would be infeasible due to lack of sufficient time to prepare necessary Closing documentation, in which case the Closing shall occur on the last Business Day of the following calendar month), or at such other place and time and on such other date as the parties may agree. The date on which the Closing occurs is herein called the “Closing Date.”

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WELLS FARGO AND THE SELLERS
          Wells Fargo and the Sellers, jointly and severally, represent and warrant to Purchaser that, except as set forth in the Sellers Disclosure Schedule:
          4.1 Organization, Power, Etc.
          (a) Wells Fargo is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
          (b) Each of the Sellers has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of the Sellers has full power and authority to own or use the properties and assets it purports to own or use, to carry on its business as it is now being conducted, and to perform all of its obligations under this Agreement. Each of the Sellers is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary.
          4.2 Authority Relative to Agreement and Ancillary Agreements. Each of Wells Fargo and its Affiliates (including the Sellers) has the corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Wells Fargo and the Sellers and the consummation by Wells Fargo and the Sellers of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Wells Fargo and the Sellers. This Agreement constitutes the legal, valid and binding obligation of each of Wells Fargo and the Sellers enforceable against each of them in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding at equity or law). When executed and delivered, each of the Ancillary Agreements to which Wells Fargo or any of its Affiliates (including the Sellers) is a party will constitute the legal, valid and binding obligation of Wells Fargo and each such Affiliate enforceable against each of them in accordance with their respective terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding at equity or law).
          4.3 Non-Contravention. The execution and delivery of this Agreement by Wells Fargo and each of the Sellers do not, and the consummation by Wells Fargo and the Sellers of the transactions contemplated hereby and the performance by Wells Fargo and the Sellers of the obligations which they are obligated to perform hereunder do not and will not: (a) conflict with or violate any provision of the certificate of incorporation or by-laws or other organizational documents of Wells Fargo or the Sellers; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each United States federal, state, territorial, Puerto Rico and foreign governmental commission, board or other regulatory authority or agency (“Governmental Authority”) listed in Section 4.4(a) of the

Sellers Disclosure Schedule and all Third Party Consents listed in Section 4.4(b) of the Sellers Disclosure Schedule have been obtained or made, (i) violate any law, regulation, rule, order, judgment or decree to which Wells Fargo or the Sellers or any of their respective properties or assets is subject (“Applicable Law”) or the terms and conditions of any Governmental Authorization related or issued to the Island Finance Business, (ii) violate, result in the termination or the acceleration of (or create in any third party the right to accelerate, terminate, suspend, materially modify or cancel), or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in a breach under, any Material Contract to which Wells Fargo or the Sellers is a party or by which any of their respective properties is bound or under the terms and conditions of any Governmental Authorization related or issued to the Island Finance Business, or (iii) result in the creation of any Lien (other than Liens created or incurred by Purchaser or any of its Affiliates) on any of the assets or properties of the Island Finance Business; provided, however, that with respect to clause (i) above, the fact that a License or other Governmental Authorization cannot be transferred to Purchaser at or following the Closing shall not be deemed to constitute a breach of this Section 4.3.
          4.4 Consents, Etc.
          (a) Except as described in Section 4.4(a) of the Sellers Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, act of or from, or notice to, any Governmental Authority, is required for the execution and delivery of this Agreement or any Ancillary Agreement by Wells Fargo or either Seller and for the consummation or effectiveness of the transactions contemplated hereby and thereby in accordance with their respective terms, except for such consents, authorizations, orders, approvals, filings, registrations or notices which are required solely by reason of the specific regulatory status of Purchaser or its Affiliates.
          (b) Except as described in Section 4.4(b) of the Sellers Disclosure Schedule, no consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to, any party to any Material Contract (collectively, “Third Party Consents”) to which Wells Fargo or either Seller is a party or by which any of their respective properties are bound is required for the execution and delivery of this Agreement or any Ancillary Agreement by Wells Fargo or either Seller and the consummation or effectiveness of the transactions contemplated hereby or thereby in accordance with their respective terms, except for such Third Party Consents which are required solely by reason of the specific regulatory status of Purchaser or its Affiliates.
          4.5 Title to Purchased Assets. Upon the delivery and payment for the Purchased Assets as contemplated herein, the Sellers will transfer to Purchaser good, valid and transferable title to the Purchased Assets, free and clear of any Liens (other than Liens created or incurred by Purchaser or any of its Affiliates or Liens with respect to Leased Premises or personal property of the type specifically excepted in Section 4.14 hereof).
          4.6 Reserved.

          4.7 Reports; Financial Statements.
          (a) Since December 31, 2002, the Sellers or their Affiliates have filed all material reports, registrations and statements, together with any required amendments thereto, that were required to be filed in connection with the Island Finance Business with any applicable Governmental Authority or other regulatory authorities. All such material reports, registrations and statements filed with any Governmental Authority or such other regulatory authority are collectively referred to herein as the “Island Finance Reports.” As of their respective dates, the Island Finance Reports complied in all material respects with all the applicable rules and regulations promulgated by the relevant regulatory authorities and the information contained therein was, as of the respective dates thereof, true and correct in all material respects. Neither the Sellers nor any of their Affiliates are or were required to report loan data with respect to the Receivables included in the Purchased Assets pursuant to the Home Mortgage Disclosure Act of 1975, as amended, or Regulation C thereunder, for any of the years ended December 31, 2003, 2004, or 2005.
          (b) Except as provided in Section 4.7(b) of the Sellers Disclosure Schedule, the unaudited combined balance sheets of the Island Finance Business as at December 31, 2004, and as at December 31, 2005 (the “December Balance Sheet”), and the unaudited statements of results of operations of the Island Finance Business for the periods then ended and for the period ended December 31, 2003 (collectively, the “Financial Statements”), copies of which previously have been provided to Purchaser, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for the omission of full footnotes thereto) and fairly present the financial position of the Island Finance Business as of the dates thereof and the results of its operations for the periods then ended (subject, in the case of interim statements, to normal year-end adjustments, which are not material individually or in the aggregate). Wells Fargo or the Sellers also have delivered to Purchaser copies of all letters from outside auditors to either Seller’s board of directors (or the audit committee thereof) related to the Island Finance Business during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.
          4.8 Litigation. Except as set forth in Section 4.8 of the Sellers Disclosure Schedule, as of the date of this Agreement there are no Proceedings pending, or to the knowledge of Wells Fargo or the Sellers, threatened (a) against either Seller or the Purchased Assets that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause a material disruption to the operation of the Island Finance Business as presently conducted, or (b) that seek to delay, limit or enjoin the transactions contemplated by this Agreement. Except as set forth in Section 4.8 of the Sellers Disclosure Schedule, to the knowledge of Wells Fargo or the Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Wells Fargo has delivered or made available to Purchaser copies of all pleadings, correspondence and other material documents relating to each Proceeding listed in Section 4.8 of the Sellers Disclosure Schedule. Section 4.8 of the Sellers Disclosure Schedule lists, as of the date of this Agreement, all orders, judgments, injunctions and decrees applicable to the Island Finance Business, Island Finance PR, Island Finance SFC or their respective properties or to Wells Fargo or Wells Fargo Financial with respect to the Island Finance Business. None of Wells Fargo or the Sellers is in violation of any such orders, judgments, injunctions or decrees, and, except as set forth in Section 4.8 of the Sellers Disclosure Schedule, no such orders, judgments, injunctions or decrees materially impair the ability of the Sellers to conduct the Island Finance Business as presently conducted.
          4.9 Compliance with Laws; Licenses.
          (a) The operations of the Island Finance Business are being and have been conducted in all material respects in compliance with all Applicable Laws.
          (b) The Sellers hold all material Licenses necessary for the operation of the Island Finance Business as presently conducted; each such License is listed on Section 4.9(b) of the Sellers Disclosure Schedule, is in full force and effect and has been validly issued. True and correct copies of the Licenses listed in Section 4.9(b) of the Sellers Disclosure Schedule have been made available to Purchaser. Except as set forth in Section 4.9(b) of the Sellers Disclosure Schedule, no Proceedings are pending or, to the knowledge of Wells Fargo or the Sellers, threatened by a Governmental Authority for the suspension, revocation, modification or termination of any such License or that has caused or would be reasonably expected to cause (i) a Material Adverse Effect or (ii) a material disruption to the operation of the Island Finance Business. Neither Seller is in default in any material respect under any such License.
          4.10 No Undisclosed Liabilities. Except as disclosed in Section 4.10 of the Sellers Disclosure Schedule, the Sellers have no Liabilities other than (i) Excluded Liabilities, (ii) liabilities pursuant to any Contract entered into in the Ordinary Course of Business which is disclosed in the Sellers Disclosure Schedule, (iii) liabilities disclosed, reserved for or otherwise reflected in the December Balance Sheet, and (iv) liabilities incurred in the Ordinary Course of Business by the Sellers after December 31, 2005.
          4.11 Absence of Certain Changes or Events. Since December 31, 2004 and through the date of this Agreement, except as set forth in Section 4.11 of the Sellers Disclosure Schedule or in the December Balance Sheet (or any notes thereto), there has not been:
          (a) any change by the Sellers in accounting methods, principles or practices, except as required by law or official interpretations thereof or by changes in GAAP;
          (b) other than in the Ordinary Course of Business, an entry by either Seller into any Material Contract or amendment to any such Material Contract;
          (c) any change or development in or affecting either Seller that has had or could reasonably be expected to have, a Material Adverse Effect;
          (d) any payment (except in the Ordinary Course of Business) or material increase by either Seller of any bonuses, salaries or other compensation to, or entry into any employment, severance or similar Contract with, any Employee;

          (e) material damage to or destruction or loss of any Purchased Asset(s), whether or not covered by insurance, that is (are), individually or in the aggregate, material to the Island Finance Business;
          (f) any notice of any new labor union organizing activity, or actual or threatened strikes, work stoppages, slowdowns or lockouts relating to Employees; or
          (g) a commitment, whether or not in writing, by Wells Fargo or the Sellers to do any of the foregoing.
          4.12 Personnel and Employee Benefits Matters.
          (a) Section 4.12(a) of the Sellers Disclosure Schedule contains a true and complete list of all Arrangements as of the date of this Agreement. Wells Fargo and the Sellers have delivered to Purchaser true, correct and complete copies of such Arrangements as are necessary for Purchaser to perform its obligations under the provisions of Article VII hereof. Except as otherwise provided in Article VII hereof, following the Closing, Purchaser will not have any Liability under or in respect of the Arrangements.
          (b) Each Arrangement in all material respects conforms to, and its administration is in all material respects in compliance with, all Applicable Laws.
          4.13 Taxes.
          (a) Wells Fargo, the Sellers or their Affiliates have filed or caused to be filed on a timely basis all material Tax Returns with respect to the Island Finance Business. All Tax Returns filed by Wells Fargo, the Sellers or their Affiliates with respect to the Island Finance Business are true, correct and complete in all material respects. Wells Fargo, the Sellers or their Affiliates have paid, or made provisions for the payment of, all material Taxes with respect to the Island Finance Business that have or may become due for the periods covered by such Tax Returns. There are no Liens on any of the Purchased Assets that arose in connection with any failure or alleged failure to pay any Taxes, and Wells Fargo and the Sellers have no knowledge of any basis for the assertion of any claims attributable to Taxes that, if adversely determined, would result in any such Lien.
          (b) All material Taxes that the Sellers are or were required by Applicable Law to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Authority or other person.
          4.14 Leases; Personal Properties.
          (a) Section 4.14(a) of the Sellers Disclosure Schedule lists all real estate leased (the “Leased Premises”), as of the date of this Agreement, by either Seller, in each case as lessee. Each lease (a “Lease”) with respect to a Leased Premises (excluding Leased Premises listed in Annex 2.1(b)(vii)) is a valid and binding obligation of the Seller which is the lessee thereof and is in full force and effect and there is not under any such Lease (excluding Leases with respect to Leased Premises listed in Annex 2.1(b)(vii)), any material existing default or any event which, with notice or lapse of time, would constitute a material default by such Seller or, to the knowledge of Wells Fargo or the Sellers, by any other party thereto. The Sellers’ possession and quiet enjoyment of the Leased Premises under each such Lease (excluding Leased Premises listed in Annex 2.1(b)(vii)) has not been disturbed and, to Sellers’ knowledge, there is no dispute with respect to any such Lease (excluding Leased Premises listed in Annex 2.1(b)(vii)). The Sellers have valid interests in such Leases (excluding Leases with respect to Leased Premises listed in Annex 2.1(b)(vii)), free and clear of Liens (excluding any Liens, including mortgage liens, with respect to the real property to which any such Lease relates) and have not subleased, licensed or otherwise granted to any person or entity the right to use or occupy the Leased Premises (excluding Leased Premises listed in Annex 2.1(b)(vii)) or any portion thereof, except (a) as disclosed in Section 4.14(a) of the Sellers Disclosure Schedule, (b) for defects in title or Liens which do not materially interfere with the present use of the Leased Premises or otherwise materially impair business operations, and (c) Liens for Taxes not yet delinquent or being contested in good faith. True and correct copies of each such Lease (excluding Leases with respect to Leased Premises listed in Annex 2.1(b)(vii)), including all effective amendments thereto, have been made available to Purchaser. No security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full. Except as set forth in Section 4.14(a) of the Sellers Disclosure Schedule, neither Seller owns any real property (other than real property acquired in satisfaction of debts previously contracted in good faith).
          (b) Except as set forth in Section 4.14(b) of the Sellers Disclosure Schedule, the Sellers have good title free and clear of any Liens (other than (i) Liens securing indebtedness of Island Finance PR or Island Finance SFC, as the case may be, which is created substantially simultaneously with the purchase of the relevant personal property and which do not encumber property other than such personal property, and (ii) statutory Liens of landlords, vendors, mechanics, materialmen, repairmen and other like Liens) to all personal property reflected in the balance sheet for the Island Finance Business as of December 31, 2004, and all personal property acquired since such date, except such personal properties as have been disposed of in the Ordinary Course of Business.
          4.15 Certain Labor Matters.
          (a) Except as set forth in Section 4.15(a) of the Sellers Disclosure Schedule, with respect to the Sellers: (i) there is no collective bargaining agreement or relationship with any labor organization and none of the Employees are represented by any labor union; (ii) there is no obligation to recognize or agreement to recognize any union or other collective bargaining unit; (iii) since January 1, 2003 no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the knowledge of Wells Fargo or the Sellers, no union organizing or decertification efforts are underway or threatened; (v) no strike, work stoppage, slowdown, material grievance collective bargaining dispute, claim of unfair labor practice or other material labor dispute has occurred since January 1, 2003 and none is underway or, to the knowledge of Wells Fargo or the Sellers, threatened; and (vi) there is no material Proceeding relating to workers’ compensation pending or, to the knowledge of Wells Fargo or the Sellers, threatened.

          (b) All relationships between the Sellers and their respective contractors, subcontractors, personnel supplied by temporary staffing agencies and similar arrangements are independent contractor relationships and do not give rise to any employer-employee relationship with respect to the Sellers.
          (c) Except as set forth on Section 4.15(c) of the Sellers Disclosure Schedule, each of the Sellers is in compliance in all material respects with all Applicable Laws relating to the employment of labor, including without limitation those relating to wages, salary withholding, employee health and safety, statutory bonus, vacation, working hours, collective bargaining and benefits for employees and former employees, unemployment compensation, disability compensation, worker’s compensation, equal employment opportunity and discrimination (including age, sex, maternity, marriage, race, national origin, veteran status, disability, social condition, religious beliefs, political ideas and any other discrimination), immigration control, terminations and the payment and withholding of social security and other Taxes or obligations. To the knowledge of Wells Fargo or the Sellers, the Sellers do not have any material Liability for any arrearages of wages, commissions and benefits for Employees, employment Taxes or penalties or other sums for failure to comply with any of the foregoing that are not reflected in the most recent financial statements of the Island Finance Business.
          (d) Except as set forth on Section 4.15(d) of the Sellers Disclosure Schedule, as of the date of this Agreement there is no material employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the knowledge of Wells Fargo or the Sellers, threatened in any forum, related to an alleged violation or breach by either Seller, or their respective officers or directors, of any Applicable Law or Material Contract relating to the employment of labor.
          (e) Wells Fargo, the Sellers or their Affiliates maintain one or more insurance policies in full force and effect with the Puerto Rico State Insurance Fund to cover the Employees; and, except as set forth in Section 4.15(e) of the Sellers Disclosure Schedule, all premiums on said policies have been paid and there are no outstanding debts with respect thereto. Since January 1, 2002, except as set forth on Section 4.15(e) of the Sellers Disclosure Schedule, no work-related accident has occurred for which either Seller is or may be classified as an uninsured employer by the Puerto Rico State Insurance Fund.
          4.16 Brokers. No broker, investment banker, financial advisor or other person or entity, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Wells Fargo, the Sellers, their Affiliates or any of their respective officers, directors or employees.
          4.17 Receivables. All of the Receivables (other than the Excluded Receivables and the Excluded Charge Off Accounts), together with any instruments securing the same, (i) were made for valuable consideration, (ii) constitute valid obligations in all material respects of the persons or entities shown as indebted thereon by the records of the Sellers, (iii) are legally enforceable in all material respects according to their terms (except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally), (iv) are not subject to valid rights of offset or similar claims, and (v) were originated in all material respects in compliance with Applicable Law. All amounts shown on the Records of the Sellers to be owing and unpaid on the respective Receivables (other than the Excluded Receivables and Excluded Charge Off Accounts) reflect the true and correct outstanding balances owing and unpaid thereon as of the respective dates indicated therein. The information shown in the Records of the Sellers concerning the Receivables (other than the Excluded Receivables and the Excluded Charge Off Accounts), the security therefor and the persons or entities shown as indebted thereon is complete and correct in all material respects.
          4.18 Environmental Liability. Except as set forth in Section 4.18 of the Sellers Disclosure Schedule, as of the date of this Agreement, there is no pending or, to the knowledge of Wells Fargo or the Sellers, threatened Proceeding of any nature seeking to impose on either Seller, or that could reasonably be expected to result in the imposition on either Seller of, any liability arising from the release of hazardous substances under any local, state, Puerto Rico or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and, to the knowledge of Wells Fargo and the Sellers, as of the date of this Agreement, there is no basis for any such Proceeding. Except as set forth in Section 4.18 of the Sellers Disclosure Schedule, as of the date of this Agreement, neither Seller is subject to any agreement, order, judgment, or decree by or with any Governmental Authority or any other person or entity imposing any such environmental liability.
          4.19 No Defaults. Except as set forth in Section 4.19 of the Sellers Disclosure Schedule (i) neither Seller is in default in any material respect, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default in any material respect, by either Seller, under any Material Contract that is included in the Purchased Assets, and (ii) all parties with whom either Seller has entered into any Material Contract included in the Purchased Assets (other than those relating to any Receivables or others arising in the Ordinary Course of Business), or which owes to either Seller any material obligations (other than those relating to any Receivables or others arising in the Ordinary Course of Business) are, to the knowledge of Wells Fargo and the Sellers, in compliance therewith in all material respects.
          4.20 Certain Contracts. Except as set forth in Section 4.20 of the Sellers Disclosure Schedule, neither Seller is a party or subject to any contract containing covenants which limit its ability to compete in any line of business, or with any person or entity, or which involve any restriction of the geographical area in which, or method by which, it may carry on its business (other than as may be required by law or applicable regulatory authorities).
          4.21 Trademarks, Trade Names, and Other Intellectual Property.
          (a) Section 4.21 of the Sellers Disclosure Schedule lists:
               (i) Intellectual Property. All patents, trademarks, service marks, trade names or registered copyrights owned by the Sellers or their Affiliates or used in the ordinary conduct of the Island Finance Business, and all applications or registrations for any of the foregoing; and
               (ii) Intellectual Property Licenses. All licenses or other Contracts relating to the Intellectual Property used in the ordinary conduct of the Island Finance Business (excluding computer software that is generally available to the public and that has a purchase price of less than US$1,000 per application per user) (the “Intellectual Property Licenses”), and the term (including any renewal options) thereof.
          (b) Except as disclosed in Section 4.21 of the Sellers Disclosure Schedule: (i) the Sellers own all right, title and interest, free and clear of all restrictions (other than as set forth in the Intellectual Property Licenses) and Liens, in and to, or have the right to use, all Intellectual Property that is used in the ordinary conduct of the Island Finance Business; (ii) since December 31, 2000, no person has challenged or, to the knowledge of Wells Fargo and the Sellers, threatened to challenge any the rights of either Seller with respect to the Intellectual Property that is used in the ordinary conduct of the Island Finance Business; and (iii) the use by the Sellers of the Intellectual Property that is used in the ordinary conduct of the Island Finance Business does not, to the knowledge of Wells Fargo and the Sellers, violate, infringe upon or misappropriate any patent, trademark, service mark, trade name, copyright, technology, know-how, process, trade secret or other rights or other intellectual properties of any other person or entity.
          4.22 Books and Records. The books of account and other financial Records of the Sellers relating to the Island Finance Business, all of which have been made available to Purchaser, are complete and correct in all material respects and represent actual bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 (regardless of whether the Sellers are subject to that Section or not), including the maintenance of an adequate system of internal controls.
          4.23 Accuracy of Disclosures. The representations and warranties set forth in this Article IV (as qualified or modified by the Sellers Disclosure Schedule) and the information contained in the Sellers Disclosure Schedule are true and accurate in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make such representations, warranties and information not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Wells Fargo and the Sellers that, except as set forth in the Purchaser Disclosure Schedule:
          5.1 Organization, Power, Etc.
          (a) Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.
          (b) Purchaser has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and, where applicable, is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or license necessary.
          5.2 Authority Relative to Agreement and Ancillary Agreements. Purchaser has the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at equity or law). When executed and delivered, each of the Ancillary Agreements to which Purchaser or any of its Affiliates is a party will constitute the legal, valid and binding obligation of Purchaser and each such Affiliate enforceable against each of them in accordance with their respective terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding at equity or law).
          5.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby and the performance by Purchaser of the obligations which it is obligated to perform hereunder will not: (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser; or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority listed in Section 5.4(a) of the Purchaser Disclosure Schedule and all third party consents, authorizations, approvals, waivers, orders, licenses, certificates, permits, acts and notices listed in Section 5.4(b) of the Purchaser Disclosure Schedule have been obtained or made, (i) violate any law, regulation, rule, order, judgment or decree to which Purchaser is subject, or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default under, any material contract, agreement or instrument to which Purchaser is a party or by which any of its property is bound, except, in the case of clause (b) for such violations, terminations, accelerations, conflicts or defaults as would not prohibit or otherwise materially impair Purchaser’s ability to consummate the transactions contemplated by this Agreement on a timely basis.
          5.4 Consents, Etc.
          (a) Except as described in Section 5.4(a) of the Purchaser Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, except for such consents, authorizations, orders, approvals, filings, registrations or notices (i) which Wells Fargo, the Sellers or their Affiliates are required to obtain or make or (ii) the failure of which to be obtained or made would not prohibit or otherwise materially impair the consummation by Purchaser of the transactions contemplated hereby.
          (b) Except as described in Section 5.4(b) of the Purchaser Disclosure Schedule, no consent, authorization, approval, waiver, order, license, certificate or permit or act of or from, or notice to, any party to any material contract, agreement or instrument to which Purchaser is a party or by which any of its property is bound is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby, except for such consents, authorizations, approvals, waivers, orders, licenses, certificates, permits, acts or notices (i) which Wells Fargo, the Sellers or their Affiliates are required to obtain or make or (ii) the failure of which to be obtained or made would not prohibit or otherwise materially impair the consummation by Purchaser of the transactions contemplated hereby.
          5.5 Brokers. No broker, investment banker, financial advisor or other person or entity, other than Sandler O’Neill & Partners, L.P., the fees and expenses of which will be paid by Purchaser, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or its Affiliates.
          5.6 Available Funds. Purchaser has, or prior to the Closing will have, available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the transactions contemplated hereby, including the obligation to purchase the Purchased Assets pursuant to this Agreement on the terms and conditions set forth herein.
          5.7 Reserved.
          5.8 No Regulatory Impediment. Except as disclosed in Section 5.8 of the Purchaser Disclosure Schedule, as of the date of this Agreement, Purchaser is not aware of any fact relating to its business, operations, financial condition or legal status that might reasonably be expected to impair its ability to obtain, on a timely basis, all consents, approvals, licenses and permits from Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

ARTICLE VI
COVENANTS AND AGREEMENTS
          6.1 Conduct of Business. Wells Fargo and the Sellers agree that, during the period from the date hereof to the Closing Date, except as otherwise permitted pursuant to the prior written consent of Purchaser or except as permitted or contemplated by this Agreement:
          (a) the Island Finance Business will be operated in the Ordinary Course of Business, credit will be extended in accordance with existing lending policies and practices, and the Sellers shall use commercially reasonable efforts, consistent with past practice, to preserve for Purchaser the business organization and operations of the Sellers and the good will of those having business relationships with the Sellers;
          (b) The Sellers will comply in all material respects with the provisions of all Applicable Laws and Material Contracts;
          (c) The Sellers will maintain their properties in good repair and condition, ordinary wear and tear excepted;
          (d) The Sellers will maintain proper business and accounting records in accordance with past practice and no change shall be made by either Seller in accounting methods, principles or practices, unless required by law or official interpretations thereof or by changes in GAAP;
          (e) Wells Fargo and the Sellers will confer with Purchaser prior to implementing operational decisions that could reasonably be expected to have a material effect on the Island Finance Business;
          (f) Wells Fargo and the Sellers will not make material changes in the current management personnel of the Island Finance Business without prior consultation with Purchaser;
          (g) each of Wells Fargo, the Sellers and their Affiliates will keep in full force and effect, without amendment (or, in the event of expiration or termination, use commercially reasonable efforts to renew or replace on substantially similar terms) all material rights relating to the Island Finance Business;
          (h) Wells Fargo, the Sellers and their Affiliates will maintain in full force and effect (or, in the event of expiration or termination, use commercially reasonable efforts to renew or replace on substantially similar terms) all existing insurance policies in place to cover and protect the assets of the Island Finance Business against loss, damage or destruction;

          (i) Wells Fargo, the Sellers and their Affiliates shall execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts as may reasonably be requested by Purchaser in order to consummate the transactions contemplated by this Agreement, all without further consideration (except as otherwise provided in this Agreement or the Ancillary Agreements);
          (j) the Sellers will maintain all books and Records of the Sellers relating to the Island Finance Business in the Ordinary Course of Business; and
          (k) Wells Fargo, the Sellers and their Affiliates will not make any commitment, whether or not in writing, which conflicts with any of the foregoing.
          6.2 Access; Confidentiality. Wells Fargo and the Sellers agree to permit Purchaser and its accountants, counsel and other authorized representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises (including the Leased Premises), books and records, properties, contracts, Governmental Authorizations, and other documents and data of the Sellers that relate to the Island Finance Business upon reasonable advance notice and during normal business hours or other mutually agreed times, to investigate the business affairs of the Island Finance Business, and to make orderly transition arrangements for the consummation of the transactions contemplated hereby; provided that such access shall not unreasonably interfere with the normal operations of the Sellers. The Sellers agree to make available to Purchaser, upon reasonable advance notice and during normal business hours or other mutually agreed times, the officers and other key Employees of the Sellers, as Purchaser may reasonably request, provided that such availability shall not unreasonably interfere with the normal operations of the Sellers. The Sellers shall furnish Purchaser with such financial and operational data and other information with respect to the business and properties of the Island Finance Business as Purchaser shall from time to time reasonably request. Any information regarding the Island Finance Business or otherwise heretofore or hereafter obtained from the Sellers or their Affiliates or their respective representatives by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement.
          6.3 Best Efforts; Taking of Necessary Action.
          (a) Each of the parties hereto agrees to use its best efforts to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the execution of those agreements, instruments and documents described in Article VIII hereof and those other actions described in Article VIII hereof.
          (b) Purchaser shall (i) as soon as practicable after the date hereof, file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in connection with the transactions contemplated hereby, and (ii) use its best efforts to consult with and keep Wells Fargo informed as to the status of such matters. To the extent that any application, notice, registration or request so filed contains any significant information relating to Wells Fargo, the Sellers, or the Island Finance Business, prior to submitting such application, notice, registration or request to any Governmental Authority, Purchaser will permit Wells Fargo to review such information. Wells Fargo shall use its best efforts to cooperate with Purchaser in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities made by Purchaser with any Governmental Authority in connection with the transactions contemplated by this Agreement, including providing such information as Purchaser may reasonably request for inclusion in such applications, notices, registrations and responses.
          (c) Each of Wells Fargo and the Sellers shall (i) as soon as practicable after the date hereof, file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in connection with the transactions contemplated hereby, and (ii) use its best efforts to consult with and keep Purchaser informed as to the status of such matters. To the extent that any application, notice, registration or request so filed contains any significant information relating to Purchaser or its Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority, Wells Fargo or the applicable Seller will permit Purchaser to review such information. Purchaser shall use its best efforts to cooperate with Wells Fargo and the Sellers in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities made by Wells Fargo or a Seller with any Governmental Authority in connection with the transactions contemplated by this Agreement, including providing such information as Wells Fargo or a Seller may reasonably request for inclusion in such applications, notices, registrations and responses.
          (d) Following the Closing, to the extent required by the terms of the applicable Lease, each of the parties hereto agrees to use commercially reasonable efforts to promptly obtain a Lease Assignment and Assumption Agreement executed by the lessor of any Facility included in the Purchased Assets with respect to which no such Lease Assignment and Assumption Agreement has been obtained at the time of the Closing.
          6.4 Purchase of Island Insurance. Promptly following the execution hereof, each of Wells Fargo and Purchaser shall use its best efforts to execute and deliver, or cause its Affiliate to execute and deliver, as the case may be, a definitive stock purchase agreement relating to the purchase and sale of all of the outstanding shares of capital stock (other than directors’ qualifying shares) of Island Insurance Corporation, a Puerto Rico corporation (“Island Insurance”), substantially in the form attached hereto as Exhibit B (the “Island Insurance Stock Purchase Agreement”).
          6.5 Insurance; Risk of Loss. Effective as of the Closing Date: (a) Wells Fargo will terminate or cause its Affiliates to terminate all insurance coverage (other than credit-related insurance with respect to Receivables) relating to the Purchased Assets, the Island Finance Business and current or former employees of the Sellers under the general corporate policies of insurance, cancelable surety bonds and hold harmless agreements of Wells Fargo for the benefit of all of its controlled subsidiaries, as listed in Section 6.5 of the Sellers Disclosure Schedule (provided, that no such termination of occurrence liability policies shall be effected so as to prevent either Seller from recovering under such policies for losses from events occurring prior to the Closing Date); and (b) Purchaser shall become solely responsible for all insurance coverage and related risk of loss based on events occurring on and after the Closing Date with respect to the Island Finance Business and the Purchased Assets.
          6.6 Wells Fargo Name and Mark, Etc.
          (a) After the Closing, Purchaser will immediately cease the use of the designation “Wells Fargo” in connection with Purchaser’s operation of the Island Finance Business and will eliminate the use of any other designation indicating affiliation after the Closing Date with Wells Fargo or any of its Affiliates (including the Reliable Entities). Without limiting the generality of the foregoing, Purchaser will cease immediately after the Closing any use of the designation “Wells Fargo” and any other designation indicating affiliation after the Closing Date with Wells Fargo or any of its Affiliates (including the Reliable Entities) on any stationery, checks, contracts, purchase orders, customer agreements and other business forms which can result in a legal commitment of Wells Fargo or any of its Affiliates by stickering the name used by Purchaser (which shall not include any use of the designation “Wells Fargo” or any other designation indicating affiliation after the Closing Date with Wells Fargo or any of its Affiliates (including the Reliable Entities)) over such designation or by such other method as Purchaser shall select.
          (b) Notwithstanding the transfer of certain trade names to Purchaser pursuant to Section 2.1 hereof, for a period ending on the later of September 1, 2006 or the date which is six (6) months after the Closing Date , Purchaser agrees that neither it nor its Affiliates will use the names “Island Mortgage” or “Island Finance Mortgage” (or any other name including the terms “Island Mortgage” or “Island Finance Mortgage”) in connection with its or their business. For its part, Wells Fargo agrees that neither it nor its Affiliates will use the names “Island Mortgage” or “Island Finance Mortgage” (or any other name including the terms “Island Mortgage” or “Island Finance”) in connection with its or their business in Puerto Rico, the United States or any other country (except the Lesser Antilles).
          (c) Except as specified in subsection (b) above, nothing in this Section 6.6 shall affect Purchaser’s nor its Affiliates’ right to use the name “Island Finance” and related names, trademarks and logos in Puerto Rico, the United States and other countries (except the Lesser Antilles).
          6.7 Assistance in Proceedings, Etc.
          (a) After the Closing Date, Purchaser shall cooperate with Wells Fargo, the Sellers and their counsel (including their experts or other agents) in the contest or defense of, and make available any Transferred Employee (to the extent such Transferred Employee is still employed by the Purchaser or its Affiliates at the time of any request for assistance) to be interviewed, provide any testimony (including depositions, trial testimony and responding to interrogatories) and access to the Records transferred in connection with the transactions contemplated hereby in connection with, any Proceeding involving or relating to the Island Finance Business or the Purchased Assets arising out of a transaction or event that occurred prior to the Closing Date.

          (b) After the Closing Date, Wells Fargo and the Sellers will cooperate with Purchaser and its counsel (including its experts and agents), and make available any employee engaged in the Island Finance Business prior to the Closing Date (to the extent such employee is still employed by the Wells Fargo or its Affiliates at the time of any request for assistance) to be interviewed, provide any testimony (including depositions, trial testimony and responding to interrogatories) and access to Records relating to the Island Finance Business or the Purchased Assets retained by Wells Fargo or Sellers in connection with, any Proceeding involving or relating to the Island Finance Business or the Purchased Assets arising out of a transaction or event that occurred prior to the Closing Date.
          (c) Wells Fargo, Sellers or one or more of their Affiliates as they may designate will continue to manage and prosecute or defend the ongoing litigation and other Proceedings set forth on Sections 4.8 and 4.15 of Sellers Disclosure Schedules. Wells Fargo and Sellers acknowledge and agree that Liabilities arising out of such Proceedings after the Closing Date are Excluded Liabilities.
          6.8 Supplements to Schedules. On the date which is ten (10) Business Days prior to the anticipated Closing Date, and at the Closing, Wells Fargo shall furnish Purchaser with a supplement to the Sellers Disclosure Schedule, and Purchaser shall furnish Sellers with a supplement to the Purchaser Disclosure Schedule, in each case to reflect any additional matters, occurrences or other disclosures of which the Sellers or Purchaser, as the case may be, becomes aware during the period commencing on the date of this Agreement and ending immediately prior to the Closing. The supplements to the Sellers Disclosure Schedule and Purchaser Disclosure Schedule furnished pursuant hereto are for informational purposes only and shall not in any way alter or affect, or be deemed to alter or affect, the representations and warranties of the Sellers set forth in Article IV hereof or of Purchaser set forth in Article V hereof for any purpose, including without limitation for purposes of Articles VIII, IX, XI or XII hereof, and shall not change, or be deemed to change, in any way the dates as of which such representations and warranties are deemed to have been made.
          6.9 Public Announcements. Wells Fargo and Purchaser have agreed on the text of an initial joint press release announcing the execution of this Agreement and the transactions contemplated hereby. Subject to the following sentence, no other news release or public announcement pertaining to this Agreement or the transactions contemplated hereby shall be made by or on behalf of any party hereto without the prior approval of the other parties. Notwithstanding the foregoing, nothing herein shall prohibit any party from (x) making any disclosure to its employees or the employees of any of its Affiliates which does not include any material information which has not previously been publicly released in accordance herewith, or (y) making any disclosure that, in the opinion of its counsel, is required by any applicable law, regulation or listing agreement of Wells Fargo or Purchaser with, or rule of, any securities exchange on which securities of Wells Fargo or Purchaser are listed.
          6.10 Further Assurances. Each party shall cooperate with the other parties, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Authority or any other person or entity under any permit, license, agreement, indenture or other instruments, and take all such other actions as such party may reasonably be requested to take by the other parties hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby.
          6.11 No Negotiation. Until such time as this Agreement is terminated pursuant to Article IX, Wells Fargo, the Sellers and their Affiliates shall not, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any non-public information to any person or entity (other than Purchaser and its Affiliates) relating to an acquisition of all or part of the Island Finance Business, the Purchased Assets or Island Insurance.
          6.12 Interim Financial Statements. Until the Closing Date, Wells Fargo and the Sellers shall deliver to Purchaser within fifteen (15) days after the end of each month (i) a copy of the unaudited consolidated balance sheets and profit and loss statement of the Island Finance Business for such month prepared in a manner and containing information consistent with Sellers’ current practices, and (ii) a risk management portfolio analysis of the Receivables as of the end of each such month.
          6.13 Agreement Not to Compete.
          (a) As an inducement for Purchaser to enter into this Agreement and to accord to Purchaser the full value of its purchase under this Agreement, except as described in paragraphs (c) through (f) below, for a period of thirty-six (36) months from the Closing Date (the “Noncompete Term”), neither Wells Fargo nor any of its Affiliates (including, but not limited to the Sellers) will, directly or indirectly, engage or invest in, own, manage, operate, control or participate in the ownership, management, operation, or control of, any person, entity or business engaged in the Consumer Finance Business anywhere within Puerto Rico. Wells Fargo, the Sellers and their Affiliates agree and acknowledge that this covenant is reasonable with respect to its duration, geographical area and scope.
          (b) For purposes hereof, the following capitalized terms shall have the following meanings:
               (i) “Consumer Finance Business” means any of the following lending activities conducted, individually or in combination, within Puerto Rico: (A) the origination of unsecured small personal loans, which are capped currently at US$5,000, that are governed by and regulated under Act No. 106 of June 28, 1965, as amended (known internally by Island Finance PR as “CSLs”); (B) the origination of unsecured small personal loans, which are capped currently at US$5,000, made as lines of credit that are governed by and regulated under Act No. 68 of June 19, 1964, as amended (known internally by Island Finance PR as “Cash on Demand” or “CODs”); (C) the origination of unsecured loans in excess of US$5,000 that are governed by and regulated under Act No. 214 of October 14,

1995, as amended; (D) the origination of Personal Loans with a Mortgage Guarantee that are governed by and regulated under Act No. 97 of June 5, 1973, as amended; and (E) the purchase of open-end (revolving) or close-end sales finance contracts related to sales financing to consumers. For purposes of this definition, the current caps under applicable law shall not be deemed a limitation to this agreement not to compete, and the Consumer Finance Business shall also include: (x) any of the foregoing lending activities carried out under: (i) the aforementioned laws or the regulations promulgated thereunder, as such laws or regulations may be amended or modified, (ii) any successor law or regulation, or (iii) under any other legal or regulatory scheme that replaces or substitutes the previously mentioned laws or regulations; and (y) one or more of the foregoing lending activities if regulation under law with respect to any such lending activity ceases, in which case, the covenant not to compete shall continue in full force and effect notwithstanding such deregulation. Notwithstanding the foregoing, the Consumer Finance Business shall not include: (1) the origination of Purchase Money Secured Loans; (2) the refinancing of existing real estate secured loans with a new mortgage loan with a principal balance greater than US$60,000.00; (3) the origination of second mortgage loans made in conjunction with the refinancing of an existing real estate secured loan where the total new financing is for a combined principal loan balance in excess of US$60,000.00; (4) the origination of mortgage loans secured by non-residential real estate with a principal loan balance greater than US$60,000.00; or (5) the origination of mortgage loans issued to employees of Wells Fargo or its Affiliates.
               (ii) “Personal Loan with a Mortgage Guaranty” shall mean a loan (other than a Purchase Money Secured Loan) guaranteed by a real estate mortgage for the primary purpose of consolidating existing debt with a principal balance not in excess of US$60,000.00.
               (iii) “Purchase Money Secured Loan” shall mean a mortgage loan issued in connection with the purchase of real estate.
          (c) Purchaser acknowledges that one or more of the Reliable Entities presently are engaged in dealer floor plan financing, the purchase of auto-secured retail installment receivables, and providing financing for ancillary products (such as sound systems, security systems, and generators) in conjunction with an auto-secured retail installment contract in Puerto Rico, and will be entering into the origination of traditional residential mortgage lending products (such as Purchase Money Secured Loans, loans in connection with the refinancing of existing mortgages, cash-out refinances and second mortgage loans made in conjunction with a first mortgage) within Puerto Rico. During the Noncompete Term, Reliable may engage in the foregoing activities or businesses within Puerto Rico; provided, that such mortgage lending products, other than Purchase Money Secured Loans, may not include (1) the refinancing of existing real estate secured loans with a new mortgage loan with a principal balance of less than US$60,000.00, (2) the origination of second mortgage loans made in conjunction with the refinancing of an existing real estate secured loan where the total new financing is for a combined principal loan balance of less than US$60,000.00, (3) the origination of mortgage loans secured by non-residential real estate with a principal loan balance of less than US$60,000.00.
          (d) Purchaser further acknowledges that certain business units of Wells Fargo and its Affiliates based outside of Puerto Rico presently are engaged in certain lending activities that involve loan or credit products that may be included within those described in the definition of Consumer Finance Business, including without limitation (i) the origination of small business loans, lines of credit and credit cards through direct-mail and telemarketing solicitations and agent banking relationships (known internally as “Business Direct” loans), (ii) the origination and refinancing of student loans for educational and related expenses (federal or private), and (iii) the origination of credit card receivables (collectively, such lending activities engaged in by business units based outside of Puerto Rico being referred to as “Incidental Consumer Finance Activities”). During the Noncompete Term, Wells Fargo and its Affiliates shall be permitted to continue to engage in such Incidental Consumer Finance Activities; provided, however, that Wells Fargo and its Affiliates shall put in place such procedures as are reasonably necessary or required in order to prevent their business units that are engaged in such Incidental Consumer Finance Activities from soliciting any person who was a customer of the Island Finance Business as of the Closing Date with any loan or credit product that is included within those described in the definition of Consumer Finance Business (a general description of which procedures are included on Annex 6.13(d)); provided, further, that such business units of Wells Fargo and its Affiliates engaged in such Incidental Consumer Finance Activities shall not be based in Puerto Rico (it being understood and acknowledged that the foregoing shall not be construed to restrict the Reliable Entities from engaging in the activities permitted under Section 6.13(c)).
          (e) Nothing in this Section 6.13 will prohibit the acquisition by Wells Fargo or its Affiliates of entities or groups of affiliated entities engaged in the Consumer Finance Business in Puerto Rico (or the assets of such entities or groups of affiliated entities), provided that the Consumer Finance Business of any such entity or group of affiliated entities in Puerto Rico does not constitute (as of the date of the last available financial statements of such entity or group of affiliated entities prior to execution of a definitive agreement for an acquisition) greater than ten percent (10%) of the consolidated assets and revenues of such entity or group of affiliated entities.
          (f) Nothing in this Section 6.13 will prohibit Wells Fargo or its Affiliates from: (i) acquiring and owning securities representing in the aggregate not more than five percent (5%) of the voting power of any publicly traded entity (including any such entity that is engaged in the Consumer Finance Business); (ii) acquiring and owning as a passive investor (and not with the purpose or effect of (A) changing or influencing the control of the issuer or (B) transferring knowledge or providing expertise to the issuer to assist it in competing with the Consumer Finance Business of Purchaser) securities representing in the aggregate more than five percent (5%) of the voting power of any publicly traded entity (including any such entity that is engaged in the Consumer Finance Business) under circumstances that would not require the filing of a Schedule 13D with the United States Securities and Exchange Commission; (iii) acquiring securities of any entity (including any entity that is engaged in the Consumer Finance Business) in satisfaction of debt, and owning any securities acquired in such manner; or (iv)

acquiring and owning securities in a fiduciary capacity or in the ordinary conduct of a broker-dealer business.
          (g) If a court construes the covenant in this Section 6.13, or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall reduce the duration or the area to the extent necessary so that the provision, as reduced, shall then be enforceable.
          6.14 No Exchange of Customer Information. Wells Fargo, the Sellers and their Affiliates represent and agree that neither Wells Fargo, the Sellers nor any of their Affiliates (i) have, since March 1, 2005, shared or exchanged any past or current customer names, addresses and/or any other customer information (such as customer preferences and pricing information, or any other customer contact information), customer lists or other customer-related documents of the Island Finance Business (collectively, the “Customer Information”) with the Reliable Entities or (ii) will share or exchange any Customer Information with the Reliable Entities or any other Affiliate of Wells Fargo (including Affiliates of Wells Fargo engaged in Incidental Consumer Finance Activities), the Sellers or the Reliable Entities or any other person or entity, except as may be required by Applicable Law or in connection with a sale or potential sale of Excluded Receivables or Excluded Charge Off Accounts (provided that such Customer Information shall be limited to that relating exclusively to Excluded Receivables or Excluded Charge Off Accounts).
          6.15 Agreements Not to Solicit Employees.
          (a) For a period of thirty-six (36) months from the Closing Date, neither Wells Fargo nor any of its Affiliates will hire or solicit to hire (i) any Transferred Employee (other than a Transferred Employee (other than a member of Senior Management) whose employment by the Purchaser and its Affiliates has been terminated or has otherwise ceased for a period of sixty (60) or more consecutive days) or (ii) any member of Senior Management (other than a member of Senior Management whose employment by the Purchaser and its Affiliates has been terminated or has otherwise ceased for a period of ninety (90) or more consecutive days) or (iii) cause or seek to cause any Transferred Employee (including a member of Senior Management) to leave the employ of Purchaser or its Affiliates. For purposes of this Section 6.15(a), “Senior Management” shall mean the persons listed on Annex 6.15(a).
          (b) For a period of twenty-four (24) months from the Closing Date, Wells Fargo and its Affiliates and Purchaser and its Affiliates agree not to hire or solicit to hire any person employed by the other party and/or its Affiliates who is listed on Annex 6.15(b) (an “Introduced Employee”) (other than an Introduced Employee whose employment by the other party or any of its Affiliates has been terminated or has otherwise ceased for a period of sixty (60) or more consecutive days) or cause or seek to cause any Introduced Employee to leave the employ of the other party or any of its Affiliates. Notwithstanding the foregoing, the restrictions in this Section 6.15(b) shall only apply to those hiring managers who have devoted significant substantive attention to the transactions contemplated by this Agreement; provided, however, that such persons shall not facilitate or assist any other person in engaging in any conduct otherwise prohibited by this Section 6.15(b) (other than hiring recommendation approvals by persons who have devoted significant substantive attention to the transactions contemplated by this Agreement, as long as such persons have not otherwise engaged in conduct otherwise prohibited by this Section 6.15(b)).
          6.16 Injunctive Relief. The parties acknowledge that the remedy at law for breaches of the provisions of Sections 6.13, 6.14 and 6.15 will be inadequate and that, in addition to any other remedy the other parties may have, Wells Fargo, the Sellers and their Affiliates (including the Reliable Entities), and Purchaser and its Affiliates, as applicable, shall be entitled to an injunction restraining any such breach, without any bond or other security being required.
          6.17 Confidentiality. Wells Fargo will hold in confidence all documents and information concerning Purchaser and its Affiliates furnished to it by or on behalf of Purchaser on terms and subject to conditions equivalent to those set forth in the Confidentiality Agreement with respect to documents and information concerning Wells Fargo and its Affiliates furnished to Purchaser.
          6.18 Municipal License and Property Taxes. Notwithstanding anything to the contrary herein, neither Wells Fargo nor the Sellers shall seek, claim or be entitled to any refund or other payment from Purchaser relating to or in respect of any prorated benefit derived by Purchaser from the Sellers’ payment prior to the Closing of any municipal license and property Taxes for any fiscal year; provided, however, that the foregoing shall in no way affect the rights of either Seller or any Affiliate thereof with respect to any refund related to any such municipal license or property Taxes.
          6.19 Special Tax Reimbursement.
          (a) Wells Fargo and the Sellers, jointly and severally, agree to reimburse Purchaser up to the Maximum Special Tax Reimbursement Amount in accordance with Section 6.19(b) for all amounts paid by Purchaser in respect of the operation of the Island Finance Business during Purchaser’s fiscal year ending December 31, 2006 pursuant to (i) the 2.5% special income tax imposed by Puerto Rico Act No. 41 of August 1, 2005 and (ii) any temporary special income tax that may be imposed by the Government of the Commonwealth of Puerto Rico upon corporations or financial institutions (collectively, such special income taxes being referred to herein as the “Special 2006 Income Taxes”). For purposes hereof, “Maximum Special Tax Reimbursement Amount” means the product of (i) Eight Hundred Thousand United States Dollars (US$800,000.00), multiplied by (ii) a fraction, (A) the numerator of which is the actual number of days elapsed between the Closing Date and December 31, 2006, and (B) the denominator of which is Three Hundred Sixty-Five (365).
          (b) Within twenty (20) Business Days following the filing of Purchaser’s Puerto Rico income tax returns for its fiscal year ended December 31, 2006, which returns shall be filed within the time period prescribed by applicable law (after giving effect to permitted extensions), Purchaser shall deliver to Wells Fargo a copy of such tax returns and a written notice setting forth the amount of the Special 2006 Income Taxes paid by Purchaser and summarizing the computation thereof (the “Special Tax Notice”). Absent manifest error, and subject to the maximum aggregate amount limitation in Section 6.19(a), Wells Fargo (or an

Affiliate) shall pay the amount of the Special 2006 Income Taxes set forth on the Special Tax Notice within ten (10) Business Days following receipt thereof. Such payment shall be made by wire transfer of U.S. Dollars in immediately available funds to such account as Purchaser shall designate on the Special Tax Notice. Purchaser agrees that any refund with respect to the Special 2006 Income Taxes subsequently received by Purchaser or any Affiliate or successor of Purchaser will be promptly paid to Wells Fargo or such Affiliate(s) of Wells Fargo as Wells Fargo directs.
          6.20 Treatment of Certain Records after the Closing. (a) After the Closing, Purchaser shall promptly notify Wells Fargo following any discovery that Purchaser or any of its Affiliates received in connection with the transactions contemplated hereby and is in possession of any Records or other information not included in the Purchased Assets (including Records, Contracts or Contract Files relating to the International Business, the Excluded Receivables or the Excluded Charge Off Accounts) and shall, at the election of Wells Fargo, destroy such Records or information or return such Records or information to Wells Fargo or such Affiliate(s) of Wells Fargo as Wells Fargo directs. Further, Purchaser agrees that it and its Affiliates: (i) unless otherwise required by applicable law, shall hold any such Records or other information in strict confidence and shall not disclose any such Records or other information to any other person, entity or Governmental Authority; (ii) shall not use any such Records or other information to the detriment of the business of Wells Fargo or its Affiliates (including the International Business); and (iii) shall use commercially reasonable efforts to attempt to locate any such Records upon the request of Wells Fargo or a Seller.
          (b) After the Closing, Wells Fargo shall promptly notify Purchaser following any discovery that Wells Fargo or any of its Affiliates is in possession of any Records or other information related to the Island Finance Business (other than such Records or other information that constitute Excluded Assets) and shall, at the election of Purchaser, destroy such Records or information or deliver such Records or information to Purchaser or such Affiliate(s) of Purchaser as Purchaser directs; provided, however, that Wells Fargo need not notify Purchaser of its or any of its Affiliates’ possession of, or deliver or destroy, any such Records or information: (i) that are required by Applicable Law to be retained by Wells Fargo or any of its Affiliates (including Sellers); or (ii) that are necessary in connection with the performance by Wells Fargo or any of its Affiliates of services or other obligations under this Agreement or any Ancillary Agreement. Further, Wells Fargo agrees that it and its Affiliates: (A) unless otherwise required by applicable law, shall hold any such Records or other information in strict confidence and shall not disclose any such Records or other information to any other person, entity or Governmental Authority; (B) shall not use any such Records or other information to the detriment of the Consumer Finance Business of Purchaser; and (C) shall use commercially reasonable efforts to attempt to locate any such Records upon the request of Purchaser.
          6.21 Payments on Excluded Receivables and Excluded Charge Off Accounts. Purchaser agrees that any payments, proceeds (including insurance policy proceeds) or refunds received by Purchaser in respect of the Excluded Receivables and Excluded Charge Off Accounts after the Closing are the property of the applicable Seller and shall be forwarded to the applicable Seller in accordance with this Section 6.21. Purchaser agrees that it shall accept payments, proceeds (including insurance policy proceeds) or refunds in respect of the Excluded

Receivables and the Excluded Charge Off Accounts on behalf of the Sellers after the Closing. Any such payments, proceeds (including insurance policy proceeds) or refunds in respect of the Excluded Receivables and the Excluded Charge Off Accounts received by Purchaser after the Closing shall be delivered by Purchaser to the applicable Seller on a monthly basis no later than fifteen (15) calendar days following the end of each month in which any such payments, proceeds (including insurance policy proceeds) or refunds are received by Purchaser. After the Closing Date, Purchaser will provide Sellers with monthly reports listing payments, proceeds (including insurance policy proceeds) and refunds received by Purchaser in respect of the Excluded Receivables and Excluded Charge Off Accounts. Purchaser and Sellers agree to cooperate with one another to develop and put in place processes and systems to facilitate the identification of payments, proceeds (including insurance policy proceeds) or refunds received in respect of the Excluded Receivables and Excluded Charge Off Accounts and Purchaser’s performance of the obligations set forth in this Section 6.21.
ARTICLE VII
EMPLOYEE MATTERS
          7.1 Employees. (a) Section 7.1(a) of the Sellers Disclosure Schedule sets forth a complete list of all Employees as of the date hereof, including active Employees and those Employees on vacation, family leave, medical or sick leave, pregnancy leave, military leave, leave of absence, short term disability, long term disability, workers’ compensation, or lay off (collectively, “Temporary Leave”). Wells Fargo and the Sellers will supplement and update Section 7.1(a) of the Sellers Disclosure Schedule in accordance with Section 6.8 hereof.
          (b) Except for those Employees listed on Annex 7.1(b), Wells Fargo and the Sellers shall cause all Employees (including active Employees and Employees on Temporary Leave) employed immediately prior to the Closing to be terminated without severance as of the Closing Date. Effective as of the date immediately following the Closing Date (the “Effective Benefits Date”), Purchaser shall offer employment to all such Employees (other than those Employees listed on Annex 7.1(b)) upon the terms and conditions described below. Purchaser shall offer each such Employee a base salary or an hourly wage and commissions (if any) that are at least equivalent to the base salary or hourly wage and commissions (if any) paid to such Employee immediately prior to the Closing; provided, however, that Purchaser shall offer any such Employee on Temporary Leave a base salary or an hourly wage and commissions (if any) that are at least equivalent to the base salary or hourly wage and commissions (if any) paid to such Employee immediately prior to such time as he or she went on Temporary Leave. All Employees who accept such offers of employment are referred to herein as “Transferred Employees.”
          (c) Reserved.
          (d) On the Effective Benefits Date, Purchaser agrees to provide the Transferred Employees with employee benefit plans, arrangements and programs described on Annex 7.1(d) hereto.

          (e) To the extent that service is relevant for purposes of eligibility, vesting, benefit accrual, benefit contributions, benefit calculations or allowances (including, without limitation, entitlement to vacation and sick days) under any employee benefit plan, program or arrangement established or maintained by Purchaser for the benefit of Transferred Employees, such plan, program or arrangement shall credit such Transferred Employees for service on or prior to the Closing Date with the Sellers or their Affiliates; provided, that Purchaser shall not be obligated to give credit for such service to the extent it (i) would result in duplication of any benefits to which a Transferred Employee is entitled to or had previously received under any comparable plans, programs or arrangements maintained by the Sellers on or prior to the Closing Date or by Purchaser after the Closing Date, or (ii) was not service which was recognized for purposes of such comparable plans, programs or arrangements.
          (f) Notwithstanding the foregoing, except as expressly stated within this Agreement, nothing contained in this Agreement shall (i) restrict or otherwise inhibit the rights of Purchaser to terminate the employment of any Transferred Employee on or after the Effective Benefits Date or (ii) be construed or interpreted to restrict any party’s right or authority to amend or terminate any of its employee benefit plans, policies, arrangements or programs effective on or after the Effective Benefits Date.
          7.2 Defined Benefit Pension Plan. Effective as of the Closing Date, the Employees who were immediately prior to the Closing Date participants in the Puerto Rico Financial Retirement Plan (the “Defined Benefit Pension Plan”) shall be treated as having terminated employment with the Sellers and their Affiliates and shall no longer accrue benefits under the Defined Benefit Pension Plan. The Sellers shall have taken all such action prior to the Closing Date as may be required to achieve this result.
          7.3 Savings Plan. Subject to and in accordance with the terms of the Puerto Rico Financial Investment and Savings Plan (the “Savings Plan”), as soon as practicable following the Closing Date, the Sellers or their Affiliates, as applicable, will spin-off and transfer the account balances (including loan accounts and liabilities) of each Transferred Employee who was immediately prior to the Closing Date a participant in the Savings Plan to a savings plan maintained by Purchaser, in a trustee-to-trustee transfer. Purchaser will use its best efforts to obtain a determination letter with respect to such savings plan from the Puerto Rico Treasury Department as soon as reasonably practicable following the date hereof.
          7.4 Employee Welfare Benefit Plans and Group Insurance Contracts.
          (a) Purchaser shall establish or cause to be established, effective as of the Closing Date, employee welfare benefit plans and/or group insurance contracts in accordance with the provisions of Section 7.1(d).
          (b) Wells Fargo and the Sellers shall be responsible for payment of any premiums under employee welfare benefits and group insurance contracts for the Transferred Employees relating to periods prior to the 12:00:01 AM of the Effective Benefits Date, (the “Effective Benefits Time”) and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of such employee welfare benefits plans and group insurance contracts and incurred prior to the Effective Benefits Time, irrespective of whether any such claim is filed or submitted before or after the Effective Benefits Time.
          (c) Purchaser shall be responsible for payment of any premiums relating to periods from and subsequent to the Effective Benefits Time, for Purchaser’s employee welfare benefits plans and group insurance contracts and for any liability for all claims, expenses and treatments, including administrative expense related thereto, which are in fact covered and payable under the terms of Purchaser’s employee welfare benefits plans and group insurance contracts, as such terms may exist from time to time, and incurred from and subsequent to the Effective Benefits Time.
          (d) With respect to the employee welfare benefits plans and group insurance contracts of Purchaser, Purchaser shall cause the waiver for Transferred Employees and their eligible dependents of (regardless whether the restriction waived is imposed by Purchaser or its insurers) (i) any eligibility waiting periods and (ii) any pre-existing conditions and actively-at-work exclusions; except that Purchaser may require any Transferred Employee or eligible dependent thereof who, as of the Closing Date, is then in the process of satisfying any similar exclusion or waiting period under the applicable employee welfare benefits plans or group insurance contracts of Wells Fargo or the Sellers to fully satisfy the balance of the applicable time period for such exclusion or waiting period under the employee welfare benefits plans and group insurance contracts of Purchaser.
          (e) With respect to the calendar year in which the Closing Date occurs, all medical and dental expenses incurred with respect to any Transferred Employee and/or eligible dependents thereof in the portion of such calendar year immediately preceding the Effective Benefits Date shall be taken into account for purposes of satisfying any deductible under the medical and dental coverage of the employee welfare benefits plans and group insurance contacts of Purchaser for such calendar year provided any such expenses were qualified to be taken into account for purposes of satisfying any deductible under the applicable employee welfare benefits plans or group insurance contracts of Wells Fargo or the Sellers. Wells Fargo agrees to provide to Purchaser, as soon as practicable following the Closing Date, information regarding medical and dental expenses necessary for Purchaser to administer this provision.
          (f) Reserved.
          (g) Wells Fargo or the Sellers shall provide any benefits to which any former Employee (including a Transferred Employee) or his or her spouses, former spouses or other qualifying beneficiaries, may be entitled, as of the Closing Date, by reason of qualifying events occurring on or prior to the Closing Date, by virtue of any provision of any employee welfare benefit plan or group insurance contract or any laws, statutes or regulations requiring any continuation of benefit coverage upon the happening of certain events, such as the termination of employment or change in beneficiary or dependent status, including without limitation, with respect to the United States, such requirements under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (known as “COBRA”), from and after the Effective Benefits Date through the remaining period of required coverage.

          7.5 Severance; Reimbursement for Severance Payments.
          (a) In the event the employment of any Transferred Employee with Purchaser terminates within the period of fifteen (15) months after the Closing Date, Purchaser (or an Affiliate of Purchaser) shall pay and provide severance, notice and termination pay benefits calculated and determined in accordance with the policies and practices of Purchaser, which policies and practices have been disclosed by Purchaser to Wells Fargo prior to the date hereof.
          (b) Wells Fargo and the Sellers, jointly and severally, agree to reimburse Purchaser up to a maximum aggregate amount of Two Million Four Hundred Sixty Five Thousand United States Dollars (US$2,465,000.00) in accordance with Section 7.5(c) for all severance and termination pay benefits paid by Purchaser (or its Affiliates) in accordance with Section 7.5(a) to any Transferred Employee whose employment with Purchaser terminates during such fifteen (15) month period for reasons other than cause.
          (c) Within fifteen (15) days following the end of each of the first fifteen (15) calendar months following the Closing Date, Purchaser shall deliver to Wells Fargo a notice (a “Severance Reimbursement Notice”) setting forth (i) the name and date of termination of each Transferred Employee whose employment with Purchaser terminated during such month for reasons other than cause, (ii) the amount of severance and termination pay benefits (if any) paid by Purchaser (or an Affiliate of Purchaser) pursuant to Section 7.5(a) to each such Transferred Employee during such month, and (iii) the aggregate amount of all severance and termination pay benefits paid by Purchaser (or its Affiliates) pursuant to Section 7.5(a) to all such Transferred Employees during such month. Absent manifest error, and subject to the maximum aggregate amount limitation in Section 7.5(b), Wells Fargo (or an Affiliate) shall pay the aggregate amount of severance and termination pay benefits set forth on a Severance Reimbursement Notice within five (5) Business Days following receipt thereof. Such payment shall be made by wire transfer of U.S. Dollars in immediately available funds to such account as Purchaser shall designate on the Severance Reimbursement Notice.
          7.6 Reserved
          7.7 Reserved
          7.8 Accrued Vacation and Sick Leave.
          (a) Immediately prior to the Closing, the Sellers will pay to each Exempt Transferred Employee the amount associated with any accrued vacation days of such Exempt Transferred Employee in excess of ten (10). At the Closing, the Sellers will pay to Purchaser, in respect of each Exempt Transferred Employee, the amount associated with up to ten (10) accrued vacation days of such Exempt Transferred Employee (provided, that if such Exempt Transferred Employee has fewer than ten (10) accrued vacation days under the employee benefit plans, programs and arrangements of Sellers immediately prior to the Closing, such payment will be equal to the amount associated with the actual number of accrued vacation days of such Exempt Transferred Employee under the employee benefit plans, programs and arrangements of Sellers immediately prior to the Closing). On the Effective Benefits Date, Purchaser shall cause each Exempt Transferred Employee to be credited under its employee benefit plans, arrangements and programs with the number of days of accrued vacation that is equal to the lesser of (x) the number of days of accrued vacation of such Exempt Transferred Employee under the employee benefit plans, programs and arrangements of Sellers immediately prior to the Closing or (y) ten (10) days of accrued vacation.
In addition, at the Closing, the Sellers will pay to Purchaser, in respect of each Non-Exempt Transferred Employee, the amount associated with the actual number of accrued vacation days of such Non-Exempt Transferred Employee under the employee benefit plans, programs and arrangements of Sellers immediately prior to the Closing. On the Effective Benefits Date, Purchaser shall cause each such Non-Exempt Transferred Employee to be credited under its employee benefit plans, arrangements and programs with the number of days of accrued vacation that is equal to the number of days of accrued vacation of such Non-Exempt Transferred Employee under the employee benefit plans, programs and arrangements of Sellers immediately prior to the Closing.
          (b) On the Effective Benefits Date, Purchaser shall cause each Transferred Employee to be credited under its employee benefit plans, arrangements and programs with the number of days of accrued sick leave that is equal to the lesser of (i) the number of days of accrued sick leave of such Transferred Employee under the employee benefit plans, programs and arrangements of Sellers immediately prior to the Closing or (ii) fifteen (15) days of accrued sick leave.
          (c) Not less than three (3) nor more than ten (10) Business Days prior to the Closing Date, Sellers shall provide to Purchaser a document setting forth: (i) the number of days of accrued vacation and the number of days of accrued sick leave for each of the Transferred Employees; and (ii) an indication as to whether each such Transferred Employee is an Exempt Transferred Employee or a Non-Exempt Transferred Employee. The Sellers shall cooperate with the Purchaser to ensure that the correct number of days of accrued vacation and accrued sick leave are credited to the Transferred Employees pursuant to Sections 7.8(a) and 7.8(b) hereof.
          (d) Notwithstanding anything to the contrary contained in this Agreement, the obligations of Purchaser to credit Transferred Employees with accrued vacation and sick leave pursuant to Sections 7.8(a) and 7.8(b) shall not be deemed Excluded Liabilities (under Section 2.1(d)(v) or otherwise) for which Purchaser is entitled to indemnification or any other right of recovery under this Agreement; provided, that (i) the foregoing shall not effect the right of Purchaser to receive the payments described in Section 7.8(a) hereof, and (ii) Purchaser shall be entitled to indemnification with respect to Damages arising from incorrect information contained in the document referred to in Section 7.8(c) above. Purchaser’s obligation to credit Transferred Employees with accrued vacation and sick leave pursuant to Sections 7.8(a) and 7.8(b) shall not reduce or otherwise impact the Purchase Price.
          (e) For purposes of this Section 7.8: (i) “Exempt Transferred Employee” means a Transferred Employee who, immediately prior to the Closing, (A) had duties of an executive, professional or administrative nature, and (B) received a salary that exceeded the minimum amount required by Regulation No. 13 of the Puerto Rico Labor Department and 29 CFR Part 541; and (ii) “Non-Exempt Transferred Employee” means a Transferred Employee that is not an Exempt Transferred Employee.
          7.9 Benefit Program Participation. Except as specifically provided in this Article VII, all Transferred Employees will cease participation in all benefit plans and programs of the Sellers and their Affiliates as of the Closing Date.
          7.10 Information and Data Exchange. Subject to applicable law, Wells Fargo and Purchaser shall furnish, or shall cause to be furnished to the other, a list of all benefit plan participants and employee data or information in its (or its Affiliates’) possession which is necessary for such other party or its Affiliates to maintain and implement any benefit plan or arrangement covered by this Agreement, or to comply with the provisions of this Agreement, and which is not otherwise readily available to such other party. Subject to applicable law, each of Wells Fargo and Purchaser shall have the right, at its own cost and expense, at any reasonable time, with reasonable intervals, during normal business hours, upon reasonable prior written notice, to examine employee records in connection with legitimate business purposes, and to audit, examine and make copies of or extracts from the books, accounts and other records of the other and its Affiliates in order to verify the accuracy of such records insofar as they are relevant to this Agreement. Such audit, examination, copying and extracting may be conducted by employees of Wells Fargo and its Affiliates or Purchaser and its Affiliates or a firm of independent public accountants or other experts designated by the requesting party; provided that, prior thereto, such firm delivers to the party to be audited an appropriate confidentiality agreement.
          7.11 Indemnification.
          (a) Purchaser shall hold harmless, indemnify and defend Wells Fargo and the Sellers from and against any and all costs, expenses, claims, damages, lawsuits, reasonable attorneys’ and accountants’ fees and costs, losses, deficiencies, assessments, administrative orders, fines, penalties, actions, Proceedings, judgments, liabilities and obligations of any kind or description (a “Claim” or “Claims”) asserted against, incurred or required to be paid by Wells Fargo or either Seller (regardless of when asserted or by whom), associated with or arising under any employee benefit plan, policy, program or arrangement established, adopted or made applicable to the Transferred Employees by Purchaser effective on or after the Closing Date or any liability of Purchaser with respect to Transferred Employees pursuant to the terms and conditions set forth in this Agreement.
          (b) Wells Fargo and the Sellers shall hold harmless, indemnify and defend Purchaser from and against any and all Claims, asserted against, incurred or required to be paid by Purchaser (regardless of when asserted or by whom), associated with or arising under any employee benefit plan, policy, program or arrangement maintained by Wells Fargo or either Seller applicable to Employees and not expressly assumed by Purchaser pursuant to this Agreement, regardless of whether such Claim is asserted before, on or after the Effective Benefits Date.

ARTICLE VIII
CONDITIONS TO THE CLOSING
          8.1 Conditions to the Obligations of Each Party. The respective obligations of Purchaser, Wells Fargo and the Sellers hereunder are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:
          (a) No Injunction. At the Closing Date, there shall be no (i) injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction in effect that restrains or prohibits the purchase of the Purchased Assets, or the assumption of the Assumed Liabilities, hereunder, (ii) pending Proceeding brought by any Governmental Authority which seeks to restrain or prohibit the purchase of the Purchased Assets, or the assumption of the Assumed Liabilities, hereunder, or (iii) pending or threatened Proceeding before any court or Governmental Authority wherein an unfavorable decision could reasonably be expected to adversely affect the ability of Purchaser to own or operate the Island Finance Business in a manner substantially similar to the manner in which it is conducted by the Sellers as of the Closing Date.
          (b) Regulatory Authorizations. All licenses, consents, authorizations, orders or approvals of each Governmental Authority listed in Sections 4.4(a) and 5.4(a) of the Sellers Disclosure Schedule and the Purchaser Disclosure Schedule, respectively, shall have been obtained and any applicable waiting periods in respect thereof (including all applicable waiting periods specified under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) shall have expired or been terminated, except for such licenses, consents, authorizations, orders and approvals the failure of which to have been obtained would not (i) reasonably be expected to affect Purchaser’s ability to operate the Island Finance Business in a manner substantially similar to the manner in which it is conducted by the Sellers as of the Closing Date; or (ii) prohibit the purchase of the Purchased Assets, or the assumption of the Assumed Liabilities, by Purchaser hereunder.
          (c) Subscriber Agreement. A subscriber agreement relating to SUPREME, the system of record of the Island Finance Business, and You Owe Me (YOM), a debt collection system utilized by the Island Finance Business, substantially in the form attached hereto as Exhibit C (the “Subscriber Agreement”) shall have been executed and delivered by the parties thereto.
          (d) Assignment and Assumption Agreement. An assignment and assumption agreement relating to the Contracts included in the Purchased Assets substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”) shall have been executed and delivered by the parties thereto.
          (e) Lease Assignment and Assumption Agreements. Lease assignment and assumption agreements relating to not less than eighty percent (80%) of the Facilities included in the Purchased Assets substantially in the form attached hereto as Exhibit E (the “Lease Assignment and Assumption Agreements”) shall have been executed and delivered by Island Finance PR, Purchaser, and, to the extent required by the terms of the applicable Lease, the lessor.
          (f) Transition Agreement. A transition agreement substantially in the form of attached hereto as Exhibit F (the “Transition Agreement”) shall have been executed and delivered by the parties thereto.
          (g) Servicing Management Agreement. A servicing management agreement, substantially in the form attached hereto as Exhibit G (the “Servicing Management Agreement”), shall have been executed and delivered by the parties thereto.
          8.2 Additional Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of Wells Fargo and the Sellers contained in this Agreement that are not made subject to a “materiality” or “Material Adverse Effect” qualification shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, and the representations and warranties of Wells Fargo and the Sellers contained in this Agreement that are made subject to a “materiality” or “Material Adverse Effect” qualification shall be true and correct in all respects as of the Closing as though made at and as of the Closing; provided, that, to the extent that any representation and warranty is made as of a specified date other than the Closing Date, such representation and warranty shall be true and correct in all material respects (if not subject to a “materiality” or “Material Adverse Effect” qualification) or true and correct in all respects (if subject to a “materiality” or “Material Adverse Effect” qualification) as of such date.
          (b) Performance of Covenants. Wells Fargo and the Sellers shall have performed and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by them prior to or at the Closing.
          (c) Certificate. Purchaser shall have received a certificate of Wells Fargo, dated the Closing Date, executed on behalf of Wells Fargo, to the effect that the conditions specified in paragraphs (a), (b) and (d) of this Section 8.2 have been fulfilled.
          (d) No Material Adverse Change. Since the date of this Agreement, no change or development in or affecting the business or operations of the Island Finance Business shall have occurred which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
          (e) No Calamity. The Island Finance Business considered as a whole shall not have sustained since the date of this Agreement any material loss or interference with its business from any civil disturbance or any fire, explosion, flood or any other calamity or natural disaster, whether or not covered by insurance.
          (f) Burdensome Regulatory Requirements. None of the licenses, consents, authorizations, orders or approvals referred to in Section 8.1(b) shall contain any condition or requirement relating to the Island Finance Business that, in the good faith judgment of Purchaser, is unreasonably burdensome to Purchaser.
          (g) Consents. All consents from any third party pursuant to the terms of any Material Contract included in the Purchased Assets to consummate the transactions contemplated hereby (including the assignment and assumption of such Contract) shall have been duly obtained without any material condition adverse to Purchaser, except as the parties may otherwise agree.
          (h) Bill of Sale. The Sellers shall have executed and delivered to Purchaser a bill of sale relating to the Tangible Personal Property substantially in the form attached hereto as Exhibit H (the “Bill of Sale”).
          (i) Other Instruments of Transfer. Wells Fargo or the Sellers shall have executed (if necessary) and delivered such other deeds, assignments, certificates of title and instruments of transfer and conveyance as have been reasonably requested by Purchaser, each in form and substance reasonably satisfactory to Purchaser.
          8.3 Additional Conditions to the Obligations of Wells Fargo and the Sellers. The obligation of Wells Fargo and the Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following additional conditions:
          (a) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing as though made at and as of the Closing, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all material respects as of such date.
          (b) Performance of Covenants. Purchaser shall have performed and complied in all material respects with all covenants and conditions contained in this Agreement to be performed or complied with by Purchaser prior to or at the Closing.
          (c) Certificate. Wells Fargo shall have received a certificate of Purchaser, dated the Closing Date, executed on behalf of Purchaser, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
     (a) By mutual written consent of Wells Fargo, the Sellers and Purchaser;
     (b) By Wells Fargo and the Sellers upon written notice given to Purchaser in the event of a breach or default in the performance by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which breach or default (i) is, either individually or in the aggregate, material in the context of the transactions contemplated hereby, and (ii) has not been, or cannot be, cured within thirty (30) days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Wells Fargo and the Sellers to Purchaser;
     (c) By Purchaser upon written notice given to Wells Fargo and the Sellers in the event of a breach or default in the performance by Wells Fargo or the Sellers of any representation, warranty, covenant or agreement contained in this Agreement which breach or default (i) is, either individually or in the aggregate, material in the context of the transactions contemplated hereby, and (ii) has not been, or cannot be, cured within thirty (30) days after written notice of such breach or default, describing such breach or default in reasonable detail, is given by Purchaser to Wells Fargo and the Sellers;
     (d) By Wells Fargo and the Sellers upon written notice to Purchaser, or by Purchaser upon written notice to Wells Fargo and the Sellers, in the event that any Governmental Authority (including any court of competent jurisdiction) shall have issued an order, decree or ruling or taken any other official action enjoining or otherwise prohibiting the transactions contemplated by this Agreement or denying approval of any application or notice for approval to consummate the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and non-appealable;
     (e) By Wells Fargo and the Sellers upon written notice to Purchaser, or by Purchaser upon written notice to Wells Fargo and the Sellers, in the event that the Closing shall not have taken place on or before June 30, 2006, provided that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by the party or parties seeking such termination.
     9.2 Effect of Termination. In the event of the termination of this Agreement as provided above, this Agreement (other than this Section) shall become void and of no further force and effect and, other than in the event of a termination pursuant to Section 9.1(b) or 9.1(c) as a result of a willful breach or default by the non-terminating party or parties, there shall be no duties, liabilities or obligations of any kind or nature whatsoever on the part of any party hereto to the other parties based either upon this Agreement or the transactions contemplated hereby, except that the representations and obligations of the parties referred to in Sections 4.16, 5.5 and 13.6 shall continue to apply following any such termination of this Agreement. In the event of the termination of this Agreement pursuant to Section 9.1(b) or 9.1(c) as a result of a willful breach or default by the non-terminating party or parties, the terminating party or parties shall be indemnified by the non-terminating party or parties and shall have the right to sue the non-terminating party or parties for any and all Damages sustained or incurred as a result of such termination.
ARTICLE X
INDEMNIFICATION BY WELLS FARGO
     10.1 Indemnification. In addition to and not in limitation of the indemnities provided in Section 7.11(b) (which Section sets forth the exclusive remedy of Purchaser in respect of the matters covered thereby), from and after the Closing Date, subject to the other provisions of this Article X, Wells Fargo agrees to indemnify Purchaser, its Affiliates and their respective officers, directors and employees (collectively, the “Indemnified Purchaser Entities”) and to hold each of them harmless from and against, and agrees to assume liability for, any and all Proceedings, demands, assessments, judgments, claims, liabilities, losses, costs, damages or expenses, including interest, penalties, and reasonable attorneys’ fees, expenses and disbursements in connection with any Proceeding against such person or entity (but excluding loss of profits or other consequential damages and net of any Tax benefit) (collectively, “Damages”), suffered, paid or incurred by such Indemnified Purchaser Entity resulting from, caused by, or in connection with: (a) any breach of any of the representations and warranties made by Wells Fargo and Sellers to Purchaser in this Agreement (provided, that, for purposes of this Section 10.1(a), the determination of whether such breach has occurred will disregard (i) “materiality” or “Material Adverse Effect” qualifiers and (ii) “knowledge” qualifiers, other than those involving knowledge of acts, activities or omissions or contemplated or threatened acts, activities or omissions of third parties (including, without limitation, Governmental Authorities); (b) any breach by Wells Fargo or the Sellers of any covenant or agreement of Wells Fargo or the Sellers contained in this Agreement; or (c) any of the Excluded Liabilities, including but not limited to all Liabilities related to the pending Proceedings described in Sections 4.8 and 4.15 of the Sellers Disclosure Schedules.
     10.2 Indemnification Procedures, Etc.
     (a) If an Indemnified Purchaser Entity believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article X (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Purchaser Entity shall promptly assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to Wells Fargo. Each Claim Notice shall describe the claim in reasonable detail. The failure to so notify Wells Fargo shall not relieve Wells Fargo of any obligation to indemnify any Indemnified Purchaser Entity unless (and then only to the extent that) such failure shall have adversely affected Wells Fargo’s ability to defend against, settle or satisfy any claim to which the Claim Notice relates. Notwithstanding the foregoing, with respect to claims for indemnification that do not involve a third-party claim (defined below), the Indemnified Purchaser Entities shall not deliver a Claim Notice with respect to any such claims unless the aggregate amount of Damages for all claims included within such Claim Notice exceeds One Hundred Thousand United States Dollars ($100,000.00). Wells

Fargo shall not assert that any delay in delivering a Claim Notice resulting from the Indemnified Purchaser Entities’ compliance with the foregoing sentence has adversely affected Wells Fargo’s ability to defend against, settle or satisfy the claims for indemnification specified therein.
     (b) If any claim or demand by an Indemnified Purchaser Entity under this Article X relates to an action or claim filed or made against an Indemnified Purchaser Entity by a third party (a “third-party claim”), Wells Fargo will have the right to defend such Indemnified Purchaser Entity against the third-party claim with counsel of its choice reasonably satisfactory to the Indemnified Purchaser Entity so long as (i) Wells Fargo advises the Indemnified Purchaser Entity in writing of its election to assume such defense within fifteen (15) Business Days of receipt of the Claim Notice with respect to such third-party claim (provided, that if the Claim Notice specifies that it relates to a labor claim subject to summary proceedings legislation, Wells Fargo must advise the Indemnified Purchaser Entity in writing of its election to assume such defense within five (5) Business Days), (ii) the third-party claim involves money damages only and does not seek an injunction or other equitable relief (or the Indemnified Purchaser Entity consents in writing to Wells Fargo assuming such defense notwithstanding the fact that the third-party claim seeks an injunction or other equitable relief) and (iii) Wells Fargo conducts the defense of the third-party claim actively and diligently.
     (c) Notwithstanding anything to the contrary in this Section 10.2: (i) an Indemnified Purchaser Entity will be entitled to participate in the defense of any third-party claim and to employ counsel of its choice for such purpose at its own sole cost and expense; and (ii) an Indemnified Purchaser Entity will be entitled to assume control of the defense of such third-party claim and Wells Fargo will pay the reasonable fees and expenses of a single counsel retained by such Indemnified Purchaser Entity (excluding the fees and expenses of the Indemnified Purchaser Entity’s counsel incurred prior to the date of such assumption of the defense), if: (A) the Indemnified Purchaser Entity reasonably concludes that such third-party claim could reasonably be expected to have a materially adverse effect on the business or reputation of Santander; (B) the Indemnified Purchaser Entity reasonably concludes that there exists a conflict of interest that, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Purchaser Entity and Wells Fargo in such third-party claim, and such conflict has not been timely waived; (C) the Indemnified Purchaser Entity reasonably concludes that there are significant and colorable legal defenses available to it that are inconsistent with those defenses available to Wells Fargo; (D) such third-party claim could involve the imposition of criminal penalties upon the Indemnified Purchaser Entity; or (E) Wells Fargo either (1) has failed to give a notice of defense under Section 10.2(b)(i) and timely assume the defense of such third-party claim or (2) is failing to conduct the defense of such third-party claim actively and diligently. In the event that an Indemnified Purchaser Entity assumes the defense of a third-party claim in accordance with the preceding sentence, (x) Wells Fargo will reimburse the Indemnified Purchaser Entity promptly and periodically for the costs of defending against the third-party claim (including reasonable fees and expenses of a single counsel), and (y) Wells Fargo will remain responsible for any Damages the Indemnified Purchaser Entity may suffer resulting from, caused by, or in connection with the third-party claim to the fullest extent provided in this Article X.

     (d) So long as Wells Fargo is conducting the defense of the third-party claim in accordance with Section 10.2(b) or an Indemnified Purchaser Entity is conducting the defense pursuant to any of Sections 10.2(c)(ii)(A) through 10.2(c)(ii)(D), (i) the Indemnified Purchaser Entity will not consent to the entry of any judgment on, or enter into any settlement with respect to, the third-party claim without the prior written consent of Wells Fargo, which consent shall not be unreasonably withheld, and (ii) Wells Fargo will not consent to the entry of any judgment on, or enter into any settlement with respect to, the third-party claim without the prior written consent of the Indemnified Purchaser Entity, which consent shall not be unreasonably withheld, unless such judgment or settlement involves only the payment of money damages by Wells Fargo and does not impose an injunction or other equitable relief upon the Indemnified Purchaser Entity. In the event that an Indemnified Purchaser Entity assumes control of the defense of a third-party claim pursuant to Section 10.2(c)(ii)(E), the Indemnified Purchaser Entity may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, a third-party claim in any manner it reasonably may deem appropriate (and the Indemnified Purchaser Entity need not consult with, or obtain any consent from, Wells Fargo in connection therewith); provided, however, that no such judgment or settlement shall impose an injunction or other equitable relief upon Wells Fargo or any of its Affiliates unless Wells Fargo has consented thereto in advance in writing.
     (e) If Wells Fargo elects to defend any such third-party claim, then each Indemnified Purchaser Entity shall make available to Wells Fargo all information reasonably available to such Indemnified Purchaser Entity relating to such third-party claim. In addition, the parties hereto shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such third-party claim. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.
     10.3 Limitation on Liability. (a) Notwithstanding anything to the contrary contained in this Article X, the Indemnified Purchaser Entities shall not be entitled to indemnification pursuant to this Article X, with respect to any claim for indemnification pursuant to Section 10.1(a):
     (i) until the earlier to occur of (A) the first anniversary of the Closing Date (“First Anniversary Date”) or (B) the date on which the aggregate Damages to all Indemnified Purchaser Entities (without duplication), with respect to all claims for indemnification pursuant to Section 10.1(a) (“Aggregate Purchaser Damages”), exceed Three Million United States Dollars (US$3,000,000.00) (the “Threshold Amount”), whereupon (subject to the provisions of clause (iv) below) Wells Fargo shall be obligated to pay in full all such amounts (including all amounts comprising the Threshold Amount or such lesser amount of Aggregate Purchaser Damages payable on the First Anniversary Date, which lesser amount shall be the “Seller First Anniversary Payment Amount”); provided that in the event that the Threshold Amount has not been reached by the First Anniversary Date, Wells Fargo shall be obligated to pay all amounts in excess of the Seller First Anniversary Payment Amount with respect to Aggregate Purchaser

Damages on the earlier to occur of (A) the date on which the Threshold Amount is reached or (B) the second anniversary of the Closing Date;
     (ii) with respect to any claim for indemnification based upon (x) a breach of any representation and warranty made by Wells Fargo and the Sellers to Purchaser in this Agreement (other than those in Sections 4.2, 4.5 (for which a claim for indemnification may be made without any limitation on time), 4.13 and 4.18), the Claim Notice with respect to which is not received on or before the date that is two years after the Closing Date, or (y) a breach of any representation and warranty made by Wells Fargo to Purchaser in Sections 4.13 or 4.18 of this Agreement, the Claim Notice with respect to which is not received on or before the date that is sixty (60) days following (1) the date of expiration of the applicable statute of limitations with respect to the matters to which such claim relates (assuming no waiver or extension thereof effected in accordance with clause (2) below), or (2) if Purchaser waives or extends the applicable statute of limitations with the prior consent of the Wells Fargo, which consent shall not be unreasonably withheld, the date of final settlement of such open tax period or the end of such extension, as the case may be;
     (iii) for Damages to the extent such Damages are incurred based on or in respect of any activities of Purchaser or its Affiliates from and after the Closing Date; or
     (iv) for aggregate Damages in excess of (x) One Hundred Thirty-Seven Million United States Dollars (US$137,000,000.00) with respect to all claims for indemnification pursuant to Section 10.1(a) (other than those based upon a breach of the representations and warranties made by Wells Fargo and the Sellers to Purchaser in Sections 4.5 or 4.17), or (y) the amount of the Purchase Price with respect to all claims for indemnification pursuant to Section 10.1(a) that are based upon a breach of the representations and warranties made by Wells Fargo and the Sellers to Purchaser in Sections 4.5 or 4.17.
     (b) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, Purchaser understands and agrees that Wells Fargo and the Sellers are not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Wells Fargo and the Sellers expressly set forth in Article IV (including, and as qualified or modified by, the Sellers Disclosure Schedule) and Section 6.14 hereof.
     (c) Purchaser understands and agrees that any cost estimates, projections, forecasts, or other predictions which have been or may be provided to Purchaser by or on behalf of Wells Fargo or either Seller (including in the Confidential Memorandum) are not and shall not be deemed to be representations or warranties of Wells Fargo or the Sellers. Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other predictions, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other predictions so furnished to it, and (iv) Purchaser shall have no claim against Wells Fargo or either Seller or any of their respective officers, directors, Affiliates or agents with respect thereto.
     10.4 General.
     (a) Reserved.
     (b) To the extent that an Indemnified Purchaser Entity is entitled to indemnification with respect to any claim made under this Article X, Wells Fargo shall be subrogated to any right of action (other than a right of action against another Indemnified Purchaser Entity) which such Indemnified Purchaser Entity may have against any other person or entity with respect to any matter giving rise to such claim for indemnification hereunder.
     (c) The indemnification provided in this Article X shall be the exclusive post-Closing remedy available to Purchaser with respect to any breach of any representation, warranty, covenant or agreement made by Sellers to Purchaser in this Agreement, except as to covenants or agreements contained in Sections 6.6(b), 6.13, 6.14, 6.15 and 6.17 or as otherwise expressly provided in this Agreement; provided, that (i) this Section 10.4(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief (including, without limitation, the right of Purchaser to seek injunctive relief pursuant to the terms of Section 6.16), and (ii) except as set forth in Sections 10.3(b), 10.3(c) and 11.4(d), nothing in this Agreement shall prohibit or limit any remedy available at law or in equity for any fraud committed or made by any party in connection with the transactions contemplated by this Agreement.
ARTICLE XI
INDEMNIFICATION BY PURCHASER
     11.1 Indemnification. In addition to and not in limitation of the indemnities provided in Section 7.11(a) (which Section sets forth the exclusive remedy of Wells Fargo and the Sellers in respect of the matters covered thereby), from and after the Closing Date, subject to the other provisions of this Article XI, Purchaser agrees to indemnify Wells Fargo, the Sellers, their respective Affiliates and their respective officers, directors and employees (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, and agrees to assume liability for, any and all Damages suffered, paid or incurred by such Indemnified Seller Entity resulting from or caused by: (a) any breach of any of the representations and warranties made by Purchaser to Wells Fargo and the Sellers in this Agreement (provided, that, for purposes of this Section 10.1(a), the determination of whether such breach has occurred will disregard (i) “materiality” or “Material Adverse Effect” qualifiers and (ii) “knowledge” qualifiers, other than those involving knowledge of acts, activities or omissions or contemplated or threatened acts, activities or omissions of third parties (including, without limitation, Governmental Authorities)); (b) any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement; or (c) any of the Assumed Liabilities. For purposes of the indemnity provided in this Section 11.1 in respect of the matters referred to in clause (c) above, indemnification payments made by Wells Fargo pursuant to Section 10.1(a) shall not be deemed to be “Damages suffered, paid or incurred” by an Indemnified Seller Entity.

     11.2 Indemnification Procedures, Etc.
     (a) If an Indemnified Seller Entity believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article XI (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Seller Entity shall promptly assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to Purchaser. Each Claim Notice shall describe the claim in reasonable detail. The failure to so notify Purchaser shall not relieve Purchaser of any obligation to indemnify any Indemnified Seller Entity unless (and then only to the extent that) such failure shall have adversely affected Purchaser’s ability to defend against, settle or satisfy any claim to which the Claim Notice relates. Notwithstanding the foregoing, with respect to claims for indemnification that do not involve a third-party claim (defined below), the Indemnified Seller Entities shall not deliver a Claim Notice with respect to any such claims unless the aggregate amount of Damages for all claims included within such Claim Notice exceeds One Hundred Thousand United States Dollars ($100,000.00). Purchaser shall not assert that any delay in delivering a Claim Notice resulting from the Indemnified Seller Entities’ compliance with the foregoing sentence has adversely affected Purchaser’s ability to defend against, settle or satisfy the claims for indemnification specified therein.
     (b) If any claim or demand by an Indemnified Seller Entity under this Article XI relates to an action or claim filed or made against an Indemnified Seller Entity by a third party (a “third-party claim”), Purchaser will have the right to defend such Indemnified Seller Entity against the third-party claim with counsel of its choice reasonably satisfactory to the Indemnified Seller Entity so long as (i) Purchaser advises the Indemnified Seller Entity in writing of its election to assume such defense within fifteen (15) Business Days of receipt of the Claim Notice with respect to such third-party claim (provided, that if the Claim Notice specifies that it relates to a labor claim subject to summary proceedings legislation, Purchaser must advise the Indemnified Seller Entity in writing of its election to assume such defense within five (5) Business Days), (ii) the third-party claim involves money damages only and does not seek an injunction or other equitable relief (or the Indemnified Seller Entity consents in writing to Purchaser assuming such defense notwithstanding the fact that the third-party claim seeks an injunction or other equitable relief) and (iii) Purchaser conducts the defense of the third-party claim actively and diligently.
     (c) Notwithstanding anything to the contrary in this Section 11.2: (i) an Indemnified Seller Entity will be entitled to participate in the defense of any third-party claim and to employ counsel of its choice for such purpose at its own sole cost and expense; and (ii) an Indemnified Seller Entity will be entitled to assume control of the defense of such third-party claim and Purchaser will pay the reasonable fees and expenses of a single counsel retained by such Indemnified Seller Entity (excluding the fees and expenses of the Indemnified Seller Entity’s counsel incurred prior to the date of such assumption of the defense), if: (A) the Indemnified Seller Entity reasonably concludes that such third-party claim could reasonably be expected to have a materially adverse effect on the business or reputation of Wells Fargo; (B) the Indemnified Seller Entity reasonably concludes that there exists a conflict of interest that, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Seller Entity and Wells Fargo in such third-party claim, and such conflict has not been timely waived; (C) the Indemnified Purchaser Entity reasonably concludes that there may be significant and colorable legal defenses available to it that are inconsistent with those defenses available to Purchaser; (D) such third-party claim could involve the imposition of criminal penalties upon the Indemnified Seller Entity; or (E) Purchaser either (1) has failed to give a notice of defense under Section 11.2(b)(i) and timely assume the defense of such third-party claim or (2) is failing to conduct the defense of such third-party claim actively and diligently. In the event that an Indemnified Seller Entity assumes the defense of a third-party claim in accordance with the preceding sentence, (x) Purchaser will reimburse the Indemnified Seller Entity promptly and periodically for the costs of defending against the third-party claim (including reasonable fees and expenses of a single counsel), and (y) Purchaser will remain responsible for any Damages the Indemnified Seller Entity may suffer resulting from, caused by, or in connection with the third-party claim to the fullest extent provided in this Article XI.
     (d) So long as Purchaser is conducting the defense of the third-party claim in accordance with Section 11.2(b) or an Indemnified Seller Entity is conducting the defense pursuant to any of Sections 11.2(c)(ii)(A) through 11.2(c)(ii)(D), (i) the Indemnified Seller Entity will not consent to the entry of any judgment on, or enter into any settlement with respect to, the third-party claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, and (ii) Purchaser will not consent to the entry of any judgment on, or enter into any settlement with respect to, the third-party claim without the prior written consent of the Indemnified Seller Entity, which consent shall not be unreasonably withheld, unless such judgment or settlement involves only the payment of money damages by Purchaser and does not impose an injunction or other equitable relief upon the Indemnified Seller Entity. In the event that an Indemnified Seller Entity assumes control of the defense of a third-party claim pursuant to Section 11.2(c)(ii)(E), the Indemnified Seller Entity may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, a third-party claim in any manner it reasonably may deem appropriate (and the Indemnified Seller Entity need not consult with, or obtain any consent from, Purchaser in connection therewith); provided, however, that no such judgment or settlement shall impose an injunction or other equitable relief upon Purchaser or any of its Affiliates unless Purchaser has consented thereto in advance in writing.
     (e) If Purchaser elects to defend any such third-party claim, then each Indemnified Seller Entity shall make available to Purchaser all information reasonably available to such Indemnified Seller Entity relating to such third-party claim. In addition, the parties hereto shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such third-party claim. The party in charge of the defense shall keep the other party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.
     11.3 Limitation on Liability. Notwithstanding anything to the contrary contained in this Article XI, the Indemnified Seller Entities shall not be entitled to indemnification pursuant to this Article XI, with respect to any claim for indemnification pursuant to Section 11.1(a):

     (i) until the earlier to occur of (A) the First Anniversary Date or (B) the date on which the aggregate Damages to all Indemnified Seller Entities (without duplication), with respect to all claims for indemnification pursuant to Section 10.1(a) (“Aggregate Seller Damages”), exceed the Threshold Amount, whereupon (subject to the provisions of clause (iv) below) Purchaser shall be obligated to pay in full all such amounts (including all amounts comprising the Threshold Amount or such lesser amount of Aggregate Seller Damages payable on the First Anniversary Date, which lesser amount shall be the “Purchaser First Anniversary Payment Amount”); provided that in the event that the Threshold Amount has not been reached by the First Anniversary Date, Purchaser shall be obligated to pay all amounts in excess of the Purchaser First Anniversary Payment Amount with respect to Aggregate Seller Damages on the earlier to occur of (A) the date on which the Threshold Amount is reached or (B) the second anniversary of the Closing Date;
     (ii) with respect to any claim for indemnification based upon a breach of any representation and warranty made by Purchaser in this Agreement (other than those in Section 5.2 (for which a claim for indemnification may be made without any limitation on time)), the Claim Notice with respect to which is not received on or before the date that is two years after the Closing Date;
     (iii) for Damages to the extent such Damages are incurred based on or in respect of any activities of Wells Fargo, the Sellers or their Affiliates from and after the Closing Date, or the business of the Sellers prior to the Closing Date except with respect to the Assumed Liabilities; or
     (iv) for aggregate Damages in excess of the amount of One Hundred Thirty-Seven Million United States Dollars (US$137,000,000.00).
     11.4 General.
     (a) Reserved.
     (b) To the extent that an Indemnified Seller Entity is entitled to indemnification with respect to any claim made under this Article XI, Purchaser shall be subrogated to any right of action (other than a right of action against another Indemnified Seller Entity) which such Indemnified Seller Entity may have against any other person or entity with respect to any matter giving rise to a claim for indemnification hereunder.
     (c) The indemnification provided in this Article XI shall be the exclusive post-Closing remedy available to Sellers with respect to any breach of any representation, warranty, covenant or agreement made by Purchaser to Wells Fargo and the Sellers in this Agreement, except as to covenants or agreements contained in Section 6.2, 6.6(a), 6.6(b) or 6.15 or as otherwise expressly provided in this Agreement; provided, that (i) this Section 11.4(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief (including, without limitation, the right of Wells Fargo and the Sellers to seek injunctive relief pursuant to the terms of Section 6.16), and (ii) except as set forth in Sections 10.3(b), 10.3(c) and 11.4(d), nothing in this Agreement shall prohibit or limit any remedy available at law or in equity for any fraud committed or made by any party in connection with the transactions contemplated by this Agreement.
     (d) Notwithstanding anything contained in Article V or any other provision of this Agreement to the contrary, Wells Fargo and the Sellers understand and agree that Purchaser is not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Purchaser expressly set forth in Article V (including, and as qualified or modified by, the Purchaser Disclosure Schedule).
ARTICLE XII
GENERAL PROVISIONS
     12.1 Survival; Agreed Disclaimer of Effect of Knowledge.
     (a) Each of the representations and warranties of the parties hereunder shall survive the Closing to and until the date which is two years from the Closing Date, at which date they shall terminate and be of no further force or effect; provided, however, that, notwithstanding the foregoing, (a) the representations and warranties of Wells Fargo and the Sellers in Sections 4.13 and 4.18 shall survive the Closing to and until the date which is sixty (60) days following (i) the date of expiration of the applicable statute of limitations with respect to the matters covered by such representations and warranties (assuming no waiver or extension thereof effected in accordance with clause (ii) below), or (ii) if Purchaser waives or extends the applicable statute of limitations with the prior consent of Wells Fargo, which consent shall not be unreasonably withheld, the date of final settlement of such open tax period or the end of such extension, as the case may be, at which date they shall terminate and be of no further force or effect; and (b) the representations and warranties of Wells Fargo and the Sellers in Section 4.5 shall survive the Closing without limitation. Nothing in this Section 12.1 shall affect an Indemnified Purchaser Entity’s or an Indemnified Seller Entity’s right to indemnification under Article X or XI, respectively, for the breach of a representation or warranty if a Claim Notice with respect thereto (which Claim Notice shall describe the alleged breach in reasonable detail, including specific assertions as to the underlying supporting facts, as opposed to a general assertion of breach) is received by the Wells Fargo or Purchaser, respectively, within the survival periods referred to above.
     (b) Each of Wells Fargo and the Sellers, for their part, and Purchaser, for its part, acknowledging that the other is entitled to rely on their or its representations and warranties in this Agreement (with such representations and warranties qualified only as provided therein and by the disclosures in the applicable Disclosure Schedule), in order to preserve the benefit of the bargain otherwise represented by this Agreement, agrees that neither the survival of such representations, warranties, covenants and agreements, nor their enforceability, nor any remedies for breaches of them will be affected by any knowledge of a party regardless of when or how such party acquired such knowledge, specifically including knowledge of a breach obtained after the signing of this Agreement and before the Closing occurs.

     12.2 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given if delivered personally, transmitted by facsimile (and telephonically confirmed), mailed by registered or certified mail with postage prepaid and return receipt requested, or sent by commercial overnight courier, courier fees prepaid (if available; otherwise, by the next best class of service available), to the parties at the following addresses:
(a)	if to Wells Fargo or a Seller, to them at:

Wells Fargo & Company MAC #N9305-173 Wells Fargo Center Sixth and Marquette Minneapolis, MN 55479 Attn: Corporate Secretary Fax: 612-667-6082

with a copy to:

Wells Fargo Financial, Inc. 800 Walnut Street Des Moines, Iowa 50309 Attn: General Counsel Fax: (515) 237-7602

(b)	if to Purchaser, to it at:

Santander BanCorp 207 Ponce de Leon Avenue San Juan, Puerto Rico 00918 Attn: President Fax: (787) 767-7913

with a copy to:

Santander Financial Services, Inc. 207 Ponce de Leon Avenue San Juan, Puerto Rico 00918 Attn: General Counsel Fax: (787) 777-4557
or to such other person, entity or address as any party shall specify by notice in writing to the other parties in accordance with this Section 12.2. All such notices or other communications shall be deemed to have been received on the date of the personal delivery or on the third

Business Day after the mailing or dispatch thereof; provided that notice of change of address shall be effective only upon receipt.
     12.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     12.4 Amendment and Modification; Waiver.
     (a) This Agreement and the Disclosure Schedules hereto may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
     (b) At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracy in the representations and warranties of the other parties contained herein or in any Disclosure Schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other parties or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.
     12.5 Entire Agreement. This Agreement (including the Disclosure Schedules, documents and instruments referred to herein), the Confidentiality Agreement and any prior written communications between the parties made with specific reference to this Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
     12.6 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, all fees and expenses incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the party incurring such expenses.
     12.7 Disclosure Schedules. Sellers and Purchaser agree that, for purposes of the representations and warranties of such parties in this Agreement, items disclosed in one Section of the Sellers Disclosure Schedule are deemed to be disclosed in all other Sections of the Sellers Disclosure Schedule and items disclosed in one Section of the Purchaser Disclosure Schedule are deemed to be disclosed in all other Sections of the Purchaser Disclosure Schedule.
     12.8 Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     12.9 Assignment; Binding Effect. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

     12.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico without regard to conflicts of laws principles thereof.
     12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunto duly authorized all as of the date first written above.

WELLS FARGO & COMPANY

By:	/s/ Bruce E. Helsel
Name:	Bruce E. Helsel
Title:	Senior Vice President

ISLAND FINANCE PUERTO RICO, INC.

By:	/s/ Gary M. Poetting
Name:	Gary M. Poetting
Title:	Vice President

ISLAND FINANCE SALES FINANCE CORPORATION

By:	/s/ Tim Johnson
Name:	Tim Johnson
Title:	Vice President

SANTANDER BANCORP

By:	/s/ José R. González
Name:	José R. González
Title:	President

By:	/s/ Carlos M. García
Name:	Carlos M. García
Title:	Senior Executive VP & COO

SANTANDER FINANCIAL SERVICES, INC.

By:	/s/ María Calero
Name:	María Calero
Title:	Executive Vice President

By:	/s/ Rafael S. Bonilla
Name:	Rafael S. Bonilla
Title:	Senior Vice President

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